                                  EXHIBIT 10.6

                      AN APPRAISAL OF THE SUPER 8 MOTEL IN
                      POPLAR BLUFF, MISSOURI

                      FOR

                      HOST FUNDING, INC.

                      AS OF DECEMBER 1, 1994





Copyright 1994, Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois 60603, U.S.A.
All rights reserved.

                          [ARTHUR ANDERSEN LETTERHEAD]


December 27, 1994

Mr. John Phillips
President                                         -----------------------------
Host Funding, Inc.                                Arthur Andersen LLP
7825 Fay Avenue, Suite 250
LaJolla, California  92037                        -----------------------------
                                                  33 West Monroe Steet
                                                  Chicago IL 60603-5385

                                                  312-507-5993

Re:  The Super 8 Motel, Poplar Bluff, Missouri

Dear Mr. Phillips:

In accordance with your request, we have performed a complete self-contained narrative appraisal of the Super 8 Motel located in Poplar Bluff, Missouri. It is a limited service hotel with 63 rooms situated on 74,445 square feet of land.

The purpose of this appraisal is to estimate the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that the report is to be used for securitization purposes. A copy of this report may be distributed to Mr. Guy Hatfield of All American Group LP, and may be included, or referred to, in a Securities and Exchange Commission Filing. This report can only be used for the purposes stated and only by our client and the listed third parties.


The accompanying report, of which this letter is a part, describes the building improvements and methods of appraisal, and contains pertinent data considered in reaching our value conclusions. The opinion of value is subject to the attached certification and statement of general assumptions and limiting conditions.

Based on our analysis, the market value of the fee simple interest in the subject property on a going-concern basis, as of December 1, 1994, was:

                 TWO MILLION ONE HUNDRED SIXTY THOUSAND DOLLARS
                                   $2,160,000

Our appraisal of the property, including basic assumptions and limited conditions, is detailed in the attached report.

Very truly yours,

                                TABLE OF CONTENTS


LETTER OF TRANSMITTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS . . . . . . . . . . . . . . . . . . 3
CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS . . . . . . . . . . 6
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  Property Appraised . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  Property Rights Appraised. . . . . . . . . . . . . . . . . . . . . . . . . 8
  Purpose and Function of the Appraisal. . . . . . . . . . . . . . . . . . . 8
  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Ownership History. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Date of Value. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Scope of the Appraisal . . . . . . . . . . . . . . . . . . . . . . . . . .10
  Marketing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
DESCRIPTION AND ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . .11
  Site Description . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
  Improvement Description. . . . . . . . . . . . . . . . . . . . . . . . . .11
  Property Taxes and Assessments . . . . . . . . . . . . . . . . . . . . . .13
  Zoning and Other Use Restrictions. . . . . . . . . . . . . . . . . . . . .13
  Area Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
  Neighborhood Analysis. . . . . . . . . . . . . . . . . . . . . . . . . . .16
MARKET ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
  Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
  Market Segments/Competitive Supply . . . . . . . . . . . . . . . . . . . .18
  Average Daily Rate and Occupancy . . . . . . . . . . . . . . . . . . . . .19
HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
VALUATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
COST APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
  Site Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
  Valuation of Improvements. . . . . . . . . . . . . . . . . . . . . . . . .28
SALES COMPARISON APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . .31
  Summary of the Sales Comparison Approach . . . . . . . . . . . . . . . . .33
INCOME CAPITALIZATION APPROACH . . . . . . . . . . . . . . . . . . . . . . .34
  Market and Subject Operating Trends. . . . . . . . . . . . . . . . . . . .35
  Income and Forecast Assumptions. . . . . . . . . . . . . . . . . . . . . .37
  Expenses Analysis. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
  Direct Capitalization Method . . . . . . . . . . . . . . . . . . . . . . .40
  Discounted Cash Flow Method. . . . . . . . . . . . . . . . . . . . . . . .42
  Conclusion of the Income Capitalization Approach . . . . . . . . . . . . .44
RECONCILIATION AND FINAL VALUE ESTIMATE. . . . . . . . . . . . . . . . . . .45
ADDENDA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                                  The Super 8 Motel

Location:                                       2831 North Westwood
                                                Poplar Bluff, Missouri

Owner of Record:                                Guy Hatfield

Real Estate Tax Identification Code:            08-09-29.0-004-002-002.030

Date of Valuation:                              December 1, 1994

Purpose and Function of the Appraisal:          Estimate the market value
                                                of the fee simple interest on a
                                                going-concern basis for
                                                securitization purposes

Interest Appraised:                             Fee simple on a going concern
                                                basis

Land Area:                                      74,445 square feet

Building Description:                           Two story, Class D, limited
                                                service hotel with 63 rooms,
                                                wood frame hotel with masonite
                                                exterior walls, painted hardwood
                                                exterior trim, painted drywall
                                                interior, asphalt shingled gable
                                                roof

Year Completed/Renovated:                       1985

Amenities:                                      Continental breakfast, guest fax
                                                services, HBO and cable TV, free
                                                local calls, VIP frequent stayer
                                                program

Highest and Best Use
   AS VACANT:                                   Improve with a commercial use
   AS IMPROVED:                                 Current Use

Year of Stabilization:                          FY 1995 (DECEMBER 1, 1994
                                                THROUGH NOVEMBER 30, 1995)
   OCCUPANCY:                                   71%
   AVERAGE DAILY RATE:                          $37.00

Indications of Value
   COST APPROACH:                               $2,160,000
   SALES COMPARISON APPROACH:                   $2,270,000
   INCOME CAPITALIZATION APPROACH:              $2,160,000
     Direct Capitalization Method:              $2,160,000
     Discounted Cash Flow Method:               $2,160,000



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  3

Final Value Opinion:                            $2,160,000

Unit Value Conclusion
   PER ROOM:                                    $34,300 (rounded)
   PER SQUARE FOOT:                             $99.00 (rounded)

Allocation of Value:                            Real Property:       $1,182,000
                                                Personal Property:      268,000
                                                Business Value:         710,000
                                                                     ----------
                                                Total:               $2,160,000





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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  4


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                                  CERTIFICATION

We certify that, to the best of our knowledge and belief,

     the statements of fact contained in this report are true and correct;

     the reported analyses, opinions, and conclusions are limited only by the accompanying limiting conditions and assumptions, and are our personal, unbiased professional analyses, opinions, and conclusions;

     we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved;

     our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this report;

     our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice;

     as of the date of this report, William J. Carter, MAI has completed the requirements of the continuing education program of the Appraisal Institute;

     a personal inspection of the property that is the subject of this report was made by Bryan T. Clark on December 1, 1994;

     William J. Carter, MAI and Kimberly L. Sass did not inspect the property that is the subject of this report;

     no one provided significant professional assistance to the persons signing this report; and that we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


                              ----------------------------------------------
                              William J. Carter, MAI
                              Participating Principal - Real Estate Services Review Appraiser


                              ----------------------------------------------
                              Kimberly L. Sass
                              Manager - Real Estate Services
                              Review Appraiser


----------------------------------------------
     Bryan T. Clark
     Staff Appraiser


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  5

            STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is subject to the following general assumptions and limiting conditions:

1. No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is further assumed to be free and clear of liens, easements, encroachments and other encumbrances unless otherwise stated, and all improvements are assumed to lie within property boundaries.

2. Information furnished by others, upon which all or portions of this report are based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

3. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can readily be obtained, or renewed for any use on which the value estimates provided in this report are based.

4. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental, and similar laws and regulations is assumed, unless otherwise stated.

5. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

6.   Responsible ownership and competent property management are assumed.

7. The allocation, if any, in this report of the total valuation among components of the property applies only to the program of utilization stated in this report. The separate values for any components may not be applicable for any other purpose and must not be used in conjunction with any other appraisal.

8. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

9. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that affect value. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

10. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

11. Neither Arthur Andersen LLP nor any individuals signing or associated with this report shall be required by reason of this report to give further consultation, to provide testimony or appear in court or other legal proceedings, unless specific arrangements therefor have been made.
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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 6


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12.  This appraisal has been made in conformance with, and is subject to, the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice.

13. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including without limitation any conclusions as to value, the identity of Arthur Andersen LLP or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen LLP

14. We have not been engaged nor are qualified to detect the existence of hazardous material which may or may not be present on or near the property. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the property. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

15. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the opinion letter at the front of this report. Our value opinion is based on the purchasing power of the United States' dollar as of this date.

16. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

17. Arthur Andersen LLP maximum liability relating to services rendered for this engagement (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen LLP for its services under this agreement. In no event shall Arthur Andersen LLP be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

18. Client shall indemnify and hold Arthur Andersen LLP and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen LLP personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen LLP at any time and in any way arising out of a breach by client of its obligations under this agreement.
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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 7

                                  INTRODUCTION
PROPERTY APPRAISED

The Super 8 Motel is a limited service motel with 63 rooms located at 2831 North Westwood, Poplar Bluff, Missouri. The improvements were completed in 1985 and consist of approximately 21,890 square feet and occupy approximately 74,445 square feet of land. A copy of the legal description is located in the Addenda.

PROPERTY RIGHTS APPRAISED

Since the property is appraised as a going-concern, we assume all property rights which can be owned are included in our estimate of market value. The property rights included are as follows:

     1.   RIGHTS IN REAL ESTATE
          -    LAND, SITE IMPROVEMENTS AND BUILDING IMPROVEMENTS;

     2.   RIGHTS IN TANGIBLE PERSONAL PROPERTY
          -    FURNITURE, FIXTURES AND EQUIPMENT;

     3.   RIGHTS TO INTANGIBLE PERSONAL PROPERTY (BUSINESS-RELATED ASSETS)
          -    MANAGEMENT CONTRACTS, FRANCHISE AGREEMENTS AND GOODWILL

Any separate indications that are developed as an allocation of total value on a going-concern basis are not meant to reflect the intrinsic value of each component if sold on a liquidation basis. Rather, they should be interpreted as the approximate contributory value to overall property value as a going-concern.


PURPOSE AND FUNCTION OF THE APPRAISAL

This report estimates the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that this information will be used for securitization purposes.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 8

DEFINITIONS

Our appraisal conclusions are subject to the definition of value below and the Statement of General Assumptions and Limiting Conditions that follows the Certification. Market value, as used herein, is defined as:

     THE MOST PROBABLE PRICE, AS OF A SPECIFIED DATE, IN CASH, OR IN TERMS EQUIVALENT TO CASH, OR IN OTHER PRECISELY REVEALED TERMS, FOR WHICH THE SPECIFIED PROPERTY RIGHTS SHOULD SELL AFTER REASONABLE EXPOSURE IN A COMPETITIVE MARKET UNDER ALL CONDITIONS REQUISITE TO FAIR SALE, WITH THE BUYER AND SELLER EACH ACTING PRUDENTLY, KNOWLEDGEABLY AND FOR SELF-INTEREST, AND ASSUMING THAT NEITHER IS UNDER UNDUE DURESS.


Except as noted, this definitions and other definitions of appraisal terminology in this report are taken from

THE APPRAISAL OF REAL ESTATE, Tenth Edition, Appraisal Institute.

Going-concern value, as used herein, is defined as:

          THE VALUE CREATED BY A PROVEN PROPERTY OPERATION; CONSIDERED AS A SEPARATE ENTITY TO BE VALUED WITH A SPECIFIC BUSINESS ESTABLISHMENT.

This definition of appraisal terminology is taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Edition, Appraisal Institute.

OWNERSHIP HISTORY

All American Group Limited Partnership is the name of the entity who currently owns the Super 8 Motel in Poplar Bluff, Missouri. Guy Hatfield is the majority owner in the partnership. Many fractional interests have been exchanged since the original purchase of the property, but Guy Hatfield is still the majority owner.

DATE OF VALUE

The property was inspected by Bryan T. Clark on December 1, 1994 and the effective date of our value opinion is December 1, 1994. The property was not inspected by William J. Carter or Kimberly L. Sass.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 9


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SCOPE OF THE APPRAISAL

This is a complete, self-contained, narrative appraisal which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics of the Appraisal Institute.

We have assumed that the operating information provided by our client accurately reflects the historical operating performance of the subject.

In the course of our investigation, we consulted county and city offices for information about zoning and growth trends, we contacted the county assessor's office for tax and assessment data, examined the market area and inspected the property to evaluate its condition, functional qualities, and market appeal. We also surveyed competitive properties and consulted local real estate offices for comparable sales, offerings, and operating expense information. When possible, we inspected those sales and offerings considered to be within or similar to the subject market and otherwise comparable. We attempted to confirm the chosen comparable sales with the seller, buyer, broker, participating attorney or local reliable appraiser. Finally, we collated and applied the resulting information in the valuation process.

MARKETING TIME

Marketing time is the "REASONABLE AMOUNT OF TIME IT MIGHT TAKE TO SELL AN INTEREST IN REAL PROPERTY AT ITS ESTIMATED MARKET VALUE DURING THE PERIOD IMMEDIATELY AFTER THE EFFECTIVE DATE OF THE APPRAISAL." The hotel industry has shown good improvement in the last year and a half with many buyers in the market. Some of the most sought after properties are chain affiliated limited service properties with good cash flows. Since the subject is a Super 8, has a good cash flow history and is a highway motel, we believe a marketing time of 8 to 12 months is considered reasonable. This estimate is supported by Second Quarter 1994 Korpacz and CB Commercial Investor Surveys.


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 10

                            DESCRIPTION AND ANALYSIS

SITE DESCRIPTION

Location:                                    2831 North Westwood
                                             Poplar Bluff, Missouri

Shape:                                       Irregular

Frontage:                                    Along Highway 67

Size:                                        74,445 square feet

Access/Visibility:                           Poor/Average

Topography:                                  Basically level

Apparent Soil and Subsoil Conditions:        None observed

Flood Plain:                                 According to the FEMA map community
                                             panel # 290047 0003 B, the property
                                             does not lie within a flood plain

Utilities:                                   All available

Easements:                                   No adverse easements were noted at
                                             the time of inspection

IMPROVEMENT DESCRIPTION

Date of Construction:                        1985

Area & Room Mix
     GROSS AREA:                             21,890 square feet (estimated)

     ROOM MIX:                               Queens                      36
                                             Double/Doubles              27
                                                                        ---
                                                 Total                   63

Meeting Space:                               None

Elevators:                                   None

Fire Protection:                             Smoke alarms, fire extinguishers
                                             and emergency lighting


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 11


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General Construction Features:          Wood frame structure with exterior walls
                                        consisting of masonite accented by
                                        painted hardwood trim, gable roof with
                                        asphalt shingles.  Painted drywall is
                                        used for the interior walls and the
                                        ceilings.  Commercial grade carpeting
                                        with baseboard trim, and ceramic tile
                                        floors are found in the hallways and the main lobby.

Interior Features:                      Carpeting, ceramic tile, linoleum tile,
                                        incandescent and fluorescent lighting in the common areas, incandescent lighting in the guest rooms.

Common Areas:                           Front desk, manager's office, lobby with
                                        television and couches, small storage
                                        areas for linens and supplies,
                                        mechanical room with water boiler,
                                        laundry room.

Site Improvements:                      Asphalt and concrete parking, concrete
                                        sidewalks and curbs near the front
                                        entrance, moderate landscaping around
                                        the perimeter of the building, parking
                                        bumpers, highway signage, and a
                                        satellite dish.

Overall Condition:                      The rooms appeared to be very clean and
                                        well maintained. Within the last couple of years, several of the rooms have been updated with new drapes and bedspreads, new TV's, lamps, recliners, furniture, and carpeting. New carpeting was put in the common hallways and stairwells.
                                        Outside a new parking lot sign, and a
                                        recent parking lot resurfacing job was
                                        completed.  Overall, the property is in
                                        very good condition as of the date of
                                        inspection, and does not appear to be
                                        nine years old due to the substantial
                                        capital expenditures which have been
                                        made on the property.



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 12


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[GRAPH]
Graph Description: Poplar Bluff Regional Map with an arrow pointing to the Loacation of the Motel

[CRC MAP]




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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 13

PROPERTY TAXES AND ASSESSMENTS

The property is assessed by the Butler County Assessor every two years. The assessed value is equal to 32 percent of the market value. Real estate tax bills are sent out in November each year, and the taxes are due by December 31 of that year. The entire tax bill is paid in one installment for both personal and real property. The following table summarizes the assessed value, tax rate and actual property taxes for the last three years. The tax rates listed below are applied per 100 dollars of assessed valuation, and are a combination of both the county and city tax rates for both personal property and real property. Between 1992 and 1994 the assessed value of the property has decreased while the tax rates have increased, resulting in a compound annual growth in total taxes of approximately 13 percent a year. This is projected to level off after the tax rate increase in 1994, and is projected to grow on average 4 percent per year over our projection period.


------------------------------------------------------------------------------------------------------------------------------
               Real Property    Personal Property    Real Estate    Personal Property
Tax Year      Assessed Value     Assessed Value      Tax Rate          Tax Rate         R.E. Taxes   P.P. Taxes    Total Taxes
--------      --------------    -----------------    -----------    -----------------   ----------   ----------    -----------
  1992           $252,720            $6,300            $3.58             $3.36           $9047.38     $211.68       $9,259.06
  1993            235,430             6,300             3.77              3.55           8,875.71      223.65        9,099.36
  1994            235,430            18,900             4.63              4.41          10,900.41      833.49       11,733.90
------------------------------------------------------------------------------------------------------------------------------


ZONING AND OTHER USE RESTRICTIONS

The property is zoned C-2, General Commercial District by the City of Poplar Bluff Zoning Department. This designation permits a variety of commercial uses including motels, restaurants, automotive service facilities, grocery stores, bowling alleys, billiard parlors, drive in theaters, gun clubs, race courses, and other commercial uses. Based on our interpretation of the most recent zoning ordinance, the building appears to be a legally conforming use.

AREA OVERVIEW

Poplar Bluff, Missouri is located in the southeast corner of the state of Missouri. It is located approximately 153 miles south of St. Louis, and is approximately the same distance from Memphis. It is in close proximity with the neighboring states of Arkansas, Kentucky, and Tennessee. Access to the city of Poplar Bluff is provided by Highway 60 from the east and west, Highway 67 from the north and south, and Highway 53 from the southeast. The city of Poplar Bluff is located in Butler County. This region of the state is on the fringe of the central Ozarks, and has rolling hills throughout the area. As of 1992, the area had a population of 39,100 for Butler County. The area is dominated by manufacturing, wholesale and retail trade, and health services.

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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 14


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The southeast corner of the state accounts for less than 2 percent of the total population in Missouri, and is typically characterized as an environment which goes through little change. Between 1980 and 1990, the population for Butler County changed by only 1.5 percent a year. Historically this region of the state has relied upon light manufacturing and small industry for its economic base. Much of the work force is composed of blue collar and service industry workers. Manufacturing accounts for approximately 15 percent of the jobs, and generates nearly 13 percent of the earnings. In addition to the small industry, agriculture accounts for approximately 6 percent of the total income generated. The average per capita income was $12,795 dollars as of 1990, and the cost of living in the area is very affordable.

Southeast Missouri has traditionally been an area of light manufacturing and small industry, combined with a fairly stable population base, and a very affordable cost of living. However, the area is slowly transforming as it realigns itself with the modern economy of the 1990s. The economic base is shifting more towards the service industry, and becoming less reliant on manufacturing as a source of earnings. In 1990 services accounted for 25 percent of the total earnings in Butler County, while manufacturing accounted for only 13 percent of total earnings.

Along with the increasing number of jobs which are being created in the service industry, the Poplar Bluff area is positioning itself to have a larger tourism industry. One of the advantages that the area has to offer, is its proximity to Branson, Missouri. Branson has exploded over the last few years, and is a vacation destination for many people each year. It has been referred to as the "Nashville of the midwest" and as it continues to grow and attract people from all over the country, the surrounding areas continue to benefit from the tourism dollars which it generates. Several towns including Cape Girardeau, Poplar Bluff, and Miner/Sikeston have seen additional motels being built, an increase in the amount of retail space, new restaurants being developed, as well as improvements to some of the roadways so that it is in a better position to capture some of the increase in the tourism industry. Many people traveling from the north, east, and south, will pass through this part of the state on their way to Branson.

In summary, the southeast Missouri region is an area of the country which has historically been characterized as one of slow change and little growth. The cost of living is among some of the most affordable in the state, and the average income levels reflect this. With a history of light manufacturing, small industry, and some agriculture, the area is now repositioning itself for the future economy by broadening its economic base and creating more jobs in the service and trade areas. With the centralized location, and the proximity of Branson, Missouri, coupled with the fact that it lies within driving distance to two urban areas (St. Louis and Memphis), the region is taking advantage of the increase in the tourism industry. It is developing newer properties, and taking advantage of the increasing number of people who travel through this part of the state. According to projections which were published for the year 1997, the
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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 15
effective buying index per household is expected to increase by over 37 percent between 1992 and 1997. In general, southeast Missouri should experience slow but steady growth due to its centralized location, stable work force and increasing diversification towards a service and tourism oriented economy.

The information in the following table was obtained from the Poplar Bluff Chamber of Commerce unless otherwise noted.


------------------------------------------------------------------------------------------------------------------
                                                             Population
                                                          Historical Trends
------------------------------------------------------------------------------------------------------------------
                     Actual       Actual    Annual Compounded     Actual     Annual Compound       Annual Compound
                      1980         1990     Change 1980-1990       1990      Change 1990-1993          Change
                      ----         ----     -----------------     ------     ----------------          ------
Poplar Bluff         17,139       16,889          (1.5)%          16,889          N/A                    N/A
Butler County        33,529       38,618          (0.07)%         38,618          N/A                    N/A
-------------------------------------------------------------------------------------------------------------------

SOURCE:  COMMUNITY PROFILE OF POPLAR BLUFF AND BUTLER COUNTY


EMPLOYMENT DISTRIBUTION


                                     [GRAPH]


SOURCE:  1994 COUNTY AND CITY DATA BOOK


                       ----------------------------------
                       6 Largest Private/Public Employers
                       ----------------------------------
                          Briggs & Stratton Corp. - 875
                         Butler County Publishing - 100
                           Gates Rubber Company - 340
                            Moark Mold Division - 200
                           Rowe Furniture Corp. - 500
                          Smiley Container Corp. - 350
                       -----------------------------------


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 16


-------------------------------------------------------------------------------
                                  UNEMPLOYMENT
-------------------------------------------------------------------------------
                          Butler County     Miner/Sikeston       United States
                          -------------     --------------       -------------
     Annual Avg 1992           7.1%              n/a                  7.4%
     Annual Avg 1993           8.1%              n/a                  6.8%
          September 1994       4.7%              n/a                  6.2%
-------------------------------------------------------------------------------
     SOURCE:  U.S. DEPARTMENT OF LABOR STATISTICS

NEIGHBORHOOD ANALYSIS

Poplar Bluff is located in the southeast corner of the State of Missouri, and is situated on the edge of the central Ozarks. The boundaries for most of the town are delineated by the new Highway 60 bypass on the north, Highway 67 to the west, Highway 53 to the south, and by the Black River on the east. The new Highway 60 bypass is the main east to west road which provides access to the northern end of Poplar Bluff. Access from the southeast is provided from Highway 53. The main commercial artery that extends through town is Highway 67, which is a four lane north to south road which intersects Business Highway 60 to provide direct access to downtown Poplar Bluff.

Highway 67 contains the newer development, and is the most desirable location for commercial properties. Several mixed uses can be found along the highway including service stations, fast food restaurants, strip centers, office buildings, governmental buildings, and lodging facilities. The ages of the buildings varied from older properties which appeared to be neglected, to newer facilities which were constructed with modern materials and design. One of the most significant developments along Highway 67 is the new Wal Mart Superstore which is located at the south end of the highway, north of Highway 53. This development is very sizable and has attracted many other commercial uses to be constructed nearby. The traffic flow near this store is extremely high, as people travel from around the area to come shopping.

The neighborhood more immediately surrounding the Super 8 Motel consists of other motels, a couple of fast food restaurants, service stations, and some governmental offices located west of the Super 8 Motel. Immediately south of the subject property is a McDonald's Restaurant which shares a driveway with the motel, and to the north of the property is a small accounting office. Highway 67 forms the eastern boundary of the Super 8 Motel, and the site has frontage right along the road.

Access to the Super 8 Motel is fair, but could be much better if the property had a curb cut directly in front of the building, rather than sharing a driveway with McDonald's and then having a small service drive which branches off once you exit the highway. The access can be cumbersome and confusing for people traveling north or south on Highway 67. In addition to the highways which provide access from several different directions, Poplar Bluff is served by a commercial airport. It also has freight service provided by Yellow Freight Systems, Inman Freight, ABF Freight, and the Union Pacific Railroad.
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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 17

     CONCLUSION

Southeast Missouri is the gateway to the south and is located at the fringe of the Ozarks. The Poplar Bluff area is a small midwestern community which has exhibited slow change over the past decade. The economic base is driven by manufacturing, small industry, wholesale and retail trade, agriculture, government, services, and more increasingly on tourism. The town is centrally located between Memphis and St. Louis, and attracts many tourists who are traveling through the area, particularly on the way to Branson, Missouri. With the recent development of the Wal Mart Superstore there has been an increase in the retail supply. The town has an adequate labor force and draws workers from a four county area. Several employers provide jobs in light industry and distribution. As we move further into the 1990s and continue to become a more service dominated economy, Poplar Bluff continues to shift its resources to compete in the marketplace. As the midwest continues to become more popular with tourists and people who are moving out of the congested coastal regions, there should be increasing economic opportunities for towns such as Poplar Bluff. It is reasonable to expect steady slow growth in the foreseeable future as the town continues to benefit from the changing economy.



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 18

                               COMPETITION SUMMARY
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.





                                   PROXIMITY               # OF
    PROPERTY                       TO SUBJECT              ROOMS            YOC                   AMENITIES
------------------------------------------------------------------------------------------------------------------------
SUBJECT --
   Super 8 Motel                       --                   63             1985           Lobby, continental breakfast,
   2831 North Westwood                                                                    VIP program, AARP discounts,
                                                                                          cable TV, guest fax machine
COMPETITION
1  Drury Inn                      2 miles south             78             1986           Quick start complimentary
   US 60 & US 67 North                                                                    breakfast, cable TV, pool,
   Poplar Bluff, Mo.                                                                      guest fax, travel club

2  Holiday Inn                    2 miles south             143            1961           Pool, restaurant, meeting rooms,
   2115 North Westwood                                                                    cable TV, free local calls,
   Poplar Bluff, Mo.                                                                      guest fax machine services

3  Pear Tree Inn by Drury         2 miles south             77             1974           Pool, complimentary breakfast,
   US 60 & US 67 North                                                                    guest fax, travel club, cable TV
   Poplar Bluff, Mo.


                                    MARKET SEGMENTATION            PUBLISHED RATES          ESTIMATED (1994)
                                 --------------------------       -----------------      -----------------------
    PROPERTY                     COMMERCIAL       LEISURE          SINGLE    DOUBLE       OCCUPANCY         ADR
-----------------------------------------------------------------------------------------------------------------
   Super 8 Motel                    75%              25%           $35.88    $45.88          71%           $35.61
   2831 North Westwood

COMPETITION
1  Drury Inn                        70%              30%           $53.00    $48.00          n/a           n/a
   US 60 & US 67 North
   Poplar Bluff, Mo.

2  Holiday Inn                      70%              30%           $53.00    $55.00          80%           $54.00
   2115 North Westwood
   Poplar Bluff, Mo.

3  Pear Tree Inn by Drury           70%              30%           $37.95    $43.95          n/a           n/a
   US 60 & US 67 North
   Poplar Bluff, Mo.


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                            ARTHUR ANDERSEN LLP - REALE STATE SERVICES GROUP 19

                                 MARKET ANALYSIS

OVERVIEW

The motel market in Poplar Bluff consists of several small mom and pop motels which are generally less maintained and inexpensive, as well as a few chain affiliated properties which are more comparable to the Super 8 Motel.
Currently, the Thrifty Inn which is located south of the Super 8 Motel along Highway 67 is undergoing renovations, and will be reopened as a Pear Tree Inn by Drury. According to an interview which was conducted with the current manager of the Thrifty Inn, they are redoing the lobby, and changing the interior design of the property to make it more attractive in the marketplace.

MARKET SEGMENTS/COMPETITIVE SUPPLY

We have identified three motels in our competitive supply. All of these competing properties are located within a few miles south of the Super 8 Motel along Highway 67. They all have access directly from the highway, and have adequate signage for motorists traveling north or south. The three properties which we considered primary competition were the Drury Inn, The Holiday Inn, and the Thrifty Inn (which is being reopened as a Pear Tree Inn by Drury.)

Of the three competitive properties, The Drury Inn is the newest one. It was built in 1986, and offers superior amenities to the Super 8 Motel including, a superior breakfast, swimming pool, newer rooms, and a superior location. The rates at the Drury Inn are somewhat higher than those at the Super 8, due to the fact that it is a newer property.

The Holiday Inn was built in 1961 and is much older than the property being appraised. It has 143 rooms, but is in inferior physical condition. It appears to have substantial amounts of deferred maintenance, and does not have as nice of rooms as the Super 8. However, it is a full service hotel which has the capacity to handle up to 200 people for meetings and conferences, as well as a full service restaurant, swimming pool, lounge, and bar. The rates for The Holiday Inn are higher than the Super 8 Motel due to the fact that it is the only real full service hotel in town, and can offer additional facilities to the guests.

We surveyed the Thrifty Inn as the final primary competitor in our analysis. It was built in 1974 and is older than the property being appraised. Plans are underway however, to convert the old Thrifty Inn to a new Pear Tree Inn by Drury. According to conversations with the property management, they are trying to upgrade the image of the property, and will be doing a complete renovation of the lobby. In addition, they will offer a more complete complimentary breakfast, and still have the added amenity of an outdoor pool. The rates at this property are comparable to the Super 8 Motel.

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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 20

In addition to the three properties which we surveyed in our competitive summary, there are other local mom and pop type of motels which exist in Poplar Bluff. These properties are located more towards downtown Poplar Bluff along Business Highway 60. They do not have the same level of amenities as the chain affiliated properties which are located along Highway 67 closer to the Super 8. By viewing these properties and noting their physical condition, it was apparent that they cater to a different market than the property being appraised.

AVERAGE DAILY RATE AND OCCUPANCY

The Host Report is published by Smith Travel Research, and is an industry survey which gathers income and expense information, as well as occupancy and average daily rate information on thousands of hotels from around the country. They survey all different types of properties and then assimilate the information by property type, geographic information, and other factors. The industry surveys, such as the Host Report, are published once a year with a midyear update. We analyzed several different categories in the Host Report and compared them with the properties in our competitive set to estimate the operating performance of the motels.

We interviewed managers at each of the competing properties and attempted to gather information on occupancy levels and average daily rates at each of the properties. None of the managers, with the exception of one, would give out this type of information due to the confidential nature of it and the fact that the market is becoming increasingly competitive. Based upon information which we obtained from the 1993 HOST Report survey, the average occupancy level for limited service type of properties in this region of the country is between 65-70 percent.

The objective of doing a competitive market analysis, is to see how the property being appraised fits into the marketplace, and gain a better understanding of its targeted market. The Super 8 Motel operates as a limited service motel in a highway hotel market. It has excellent frontage along Highway 67, and is in a good location next to a McDonald's. The rates at the Super 8 Motel are at the lower end of the range in the market, and it caters to cost conscious customers who want a nice room with basic amenities for a good value. It has maintained an occupancy level which has been within and above industry averages published by the Host Report. By competing with the competition on price, and still offering a quality room to customers, the property has maintained its share of the market. Based on our research, we were informed that there were not any plans to immediately add any hotel rooms to the supply. However, overall demand in the area is increasing due to the people traveling through town to go to Branson, Missouri. Below is a table highlighting the occupancy and ADR history at the Super 8 Motel.

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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 21


         ------------------------------------------
                The Super 8 Motel, Miner, Mo.
                Historical Occupancy and ADR
         ------------------------------------------
                          Average
         Year             Occupancy            ADR
         ----             ---------            ---
         1991              64.10%            $31.39
         1992              69.10%            $33.06
         1993              71.42%            $33.86
         1994*             74.08%            $35.39
         ------------------------------------------

         *  JANUARY THROUGH OCTOBER ONLY

The subject has maintained a level progression of growth over the period of 1991 to 1994. The occupancy level has increased from 64.10 percent to a current level of 74.08 percent in 1994. Part of this increase in occupancy level can be explained by the improvement in the economy since the recession of the early 1990s, and some of the increase in occupancy levels can be attributed to the increased marketing efforts of the manager. Overall the Poplar Bluff area is experiencing growth in the tourism industry, and this has helped increase the demand for the lodging properties. However, with this growth, comes increased competition. The Thrifty Inn is scheduled to undergo a renovation and reopen as a new Pear Tree Inn by Drury. This property will be located approximately 2 miles south of the Super 8 Motel and will offer more upscale amenities with a superior breakfast. The rates at the Pear Tree Inn will be raised slightly when it reopens, but they will still be comparable to the rates at the Super 8 Motel. Since the Pear Tree Inn rate structure is not expected to change significantly from the current levels, we feel that it will only have a marginal effect upon the occupancy levels of the Super 8 Motel. With the increased marketing efforts of the Super 8, and the good quality service which it offers for a reasonable price, in our opinion a stabilized occupancy of 71 percent over our projection period is considered reasonable.

Average daily rate (ADR) has also grown steadily over the period of 1991 to 1994. The rates at the Super 8 Motel are published in a national directory, and can only be changed twice a year when the new directory comes out.
Historically, the rates have been increased by approximately $2.00 per year. It is common for the rates to increase with the level of inflation. the Super 8 Motel has been excellently maintained and continues to operate at rates very close to the published rates in its directory. It gets most of its business from the commercial and leisure segments. The manager at the Super 8 Motel also mentioned that they market aggressively to the tricking industry to increase occupancy by this segment. Some of the other incentives which the property offers to induce people are AARP discounts, VIP discounts for frequent stayers, and 10 percent off for corporate rates. We have projected in our analysis that the ADR at the Super 8 Motel will continue to increase slowly over time, and maintain a pace with the inflation index. In our cash flow model, we projected a 4 percent annual increase in the ADR over the projection period.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 22

Below is a table summarizing our projections for occupancy and ADR at the Super 8.


   -------------------------------------------------------------------------
                   Projected Occupancy and Average Daily Rate
    Year Beginning             ADR Growth          Average
   December 1, 1994               Rate            Daily Rate       Occupancy
   ----------------            -----------        ----------       ---------
      FY 1995                       4%              $37.00            71%
   -------------------------------------------------------------------------




-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 23

                              HIGHEST AND BEST USE

The uses to which a property can be put affect its value. This is recognized by the concept of highest and best use, generally understood to mean:

     THE REASONABLY PROBABLE AND LEGAL USE OF VACANT LAND OR AN IMPROVED PROPERTY, WHICH IS PHYSICALLY POSSIBLE, APPROPRIATELY SUPPORTED, FINANCIALLY FEASIBLE AND RESULTS IN THE HIGHEST VALUE.


The highest and best use of the land as if vacant and available for use may be different from the highest and best use of the improved property. This is true when the improvement is not an appropriate use, but makes a contribution to the total property value in excess of the value of the site. Thus, in arriving at our opinion of the highest and best use, we first analyzed the property as though the land were vacant and then analyzed it as improved. In both instances, the conclusion of highest and best use must be determined by examining the physically possible, legally permissible, financially feasible and maximally productive uses of the site.

     AS VACANT

PHYSICALLY POSSIBLE - The physical aspects of the site such as size, shape, and topography impose the first constraints on the possible use of the property.
The site is level, and although it is somewhat irregular in shape, its size compensates for this factor, it has good visibility and all normal utilities are available. The site has no apparent easements which adversely effect the utility of the site. While access is not as direct as it could be it is considered adequate and no other physical characteristics were observed that would impose constraints on the site's development., given the characteristics of the site and the surrounding land uses, possible uses would include a wide range of commercial uses including a motel.

LEGALLY PERMISSIBLE - Legal restrictions, as they apply, include the public restrictions of zoning. The property is zoned C-2. Permitted uses include motels, restaurants, automotive service facilities, grocery stores, bowling alleys, billiard parlors, drive in theaters, gun clubs, race courses, and other commercial uses.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - The Super 8 Motel is located along North Highway 67 approximately 1 mile south of the Highway 60 bypass. The site which it sits upon is located adjacent to a McDonald's restaurant, and has visibility from Highway 67 from both northbound and southbound traffic. The site has direct access from the Highway, and shares an entrance with the McDonald's Restaurant. Highway 67 is the main commercial strip in Poplar Bluff, and contains commercial uses all along the road from the Highway 60 bypass to the north, down to Highway 53 at the south. The uses include restaurants, strip shopping centers, offices, service stations, motels, and other commercial uses. There is a limited
-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 24
amount of vacant land located along Highway 67, so the site would be well suited for a commercial development. Clearly, by observing the other uses around the site, it is apparent that several of the other sites benefit from the heavy traffic flow which passes through town on Highway 67. Much of this traffic includes tours going to Branson, Missouri, as well as commercial travelers. The tourism industry in Poplar Bluff is becoming larger, and several new developments can be seen along the Highway, such as the Wal Mart Superstore which is located approximately 3 miles south of the site. Due to the improved economy, and the fact that more people are traveling through the area on their way to Branson, Missouri, the demand for commercial sites along Highway 67 is increasing. Due to the above mentioned factors, we believe that the highest and best use for the site as though vacant, would be for development with a commercial use.

CONCLUSION - We believe the highest and best use of the site as though vacant, as of December 1, 1994, would be to develop with a commercial use.

     AS IMPROVED

PHYSICALLY POSSIBLE - The overall property is in excellent condition and is well-suited to its current use.

LEGALLY PERMISSIBLE - The existing zoning of the property permits the existing commercial use.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - We compared the estimated value of the property as improved to its estimated net value as a vacant site. The comparable sales we examined in considering land value (shown later) indicate that the site as vacant is worth less than the property as improved. Even though the current hotel market is adequately supplied and there are few vacant sites available along Highway 67, it would not be economically feasible to demolish the existing improvements. Given the layout, interior design and apparent level of demand for the existing improvements, it is our opinion that the only financially feasible and maximally productive use of the property as improved is its current use.

CONCLUSION - We have concluded that the highest and best use of the property, as improved, as of December 1, 1994, is its current use.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 25

                                    VALUATION

Three approaches are generally used to estimate value: the cost, sales comparison and income capitalization approaches. Each approach assumes valuation of the property at its highest and best use. These approaches are more fully discussed on the following pages.





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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 26

                           LAND VALUE ADJUSTMENT GRID
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.
                                DECEMBER 1, 1994



----------------------------------------------------------------------------------------------------------------------------
                                              SUBJECT                    SALE NO. 1                    SALE NO. 2
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Location                                2831 North Westwood           108 South Westwood            US 67 & Oak Grove
City, State                               Poplar Bluff, Mo.           Poplar Bluff, Mo.             Poplar Bluff, Mo.
Size (sq ft)                                         74,445                       26,825                      152,460
Sale Price                                             ----                      $90,000                     $200,000
Sales Price per sq ft                                  ----                        $3.36                        $1.31
----------------------------------------------------------------------------------------------------------------------------

Adjustments
----------------------------------------------------------------------------------------------------------------------------
   Property Rights Conveyed                       Fee Simple                    Fee Simple   =                Fee Simple   =
Adjusted Unit Sales Price                               ----                         $3.36                         $1.31
   Financing Terms                                    Market                          Cash   =                      Cash   =
Adjusted Unit Sales Price                               ----                         $3.36                         $1.31
   Conditions of  Sale                                Normal                        Normal   =                    Normal   =
Adjusted Unit Sales Price                               ----                         $3.36                         $1.31
   Market Conditions                                                                Sep-93   +                    Oct-94   =
Adjusted Unit Sales Price                               ----                         $3.69                         $1.31
----------------------------------------------------------------------------------------------------------------------------
Location/Physical Adjustments
----------------------------------------------------------------------------------------------------------------------------
   Location                              2831 North Westwood            108 South Westwood   -         US 67 & Oak Grove   +
   Size (sq ft)                                       74,445                        26,825   -                   152,460   +
   Access/Frontage                                 Fair/Good                Excellent/Good   -            Excellent/Good   -
   Zoning/Use                                            C-2                           C-2   =                       C-2   =
   Topography/Shape                          Level/Irregular             Level/Rectangular   =          Level/Rectagular   =
----------------------------------------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                                                          -                             +
                                                                ------------------------------------------------------------
Adjusted Price/Sq. Ft.                                                               $2.00                         $1.80




                                                  SALE NO. 3              CURRENT LISTING
----------------------------------------------------------------------------------------------------------------------------
Location                                         North US 67             US 67 & Oak Grove
City, State                                Poplar Bluff, Mo.             Poplar Bluff, Mo.
Size (sq ft)                                          65,340                        54,450
Sale Price                                          $210,000                       $56,000
Sales Price per sq ft                                  $3.21                         $1.03

Adjustments
----------------------------------------------------------------------------------------------------------------------------
   Property Rights Conveyed                       Fee Simple    =               Fee Simple   =
Adjusted Unit Sales Price                              $3.21                         $1.03
   Financing Terms                                      Cash    =                     Cash   =
Adjusted Unit Sales Price                              $3.21                         $1.03
   Conditions of  Sale                                Normal    =                   Normal   =
Adjusted Unit Sales Price                              $3.21                         $1.03
----------------------------------------------------------------------------------------------------------------------------
   Market Conditions                                  Sep-94    =          Current Listing   =
Adjusted Unit Sales Price                              $3.21                         $1.03

Location/Physical Adjustments



   Location                                      North US 67    -        US 67 & Oak Grove   +
   Size (sq ft)                                       65,340    =                   54,450   =
   Access/Frontage                            Excellent/Good    -             Average/None   +
   Zoning/Use                                            C-2    =                      C-2   =
   Topography/Shape                         Level/Rectagular    =         Level/Rectagular   =
Total Location/Physical Adjustments                             -                            +
-----------------------------------------------------------------------------------------------

Adjusted Price/Sq. Ft.                                 $2.10                         $1.90
-----------------------------------------------------------------------------------------------

Minimum Adjusted Price:                                $1.80
Maximum Adjusted Price:                                $2.10
Mean Adjusted Price:                                   $1.95

Concluded Price/Sq.Ft.:                                $2.00
Concluded Land Value:                               $148,890
Rounded:                                            $149,000


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                           ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP  27

                                  COST APPROACH

The cost approach is based upon the principle of substitution which states that no rational buyer will pay more for a property than the amount for which he can obtain a comparable site and construct improvements of equal desirability and utility, assuming no undue delay.

This approach involves the application of several basic steps. First, the value of the land as if vacant is estimated. Second, the current cost of replacing the improvements is estimated. Third, an entrepreneurial profit sufficient to attract a developer to undertake the risk associated with the project is estimated. Fourth, accrued depreciation is estimated and deducted from the cost new estimate (inclusive of profit) to arrive at a contributory value of the improvements. In the fifth step, the land value is added to the contributory value of the improvements to arrive at a value of the real estate. Finally, we add amounts for personal property and for intangible business value.

SITE VALUATION

In estimating the value of the site as if vacant, the sales comparison approach is used. In this approach, value is estimated by comparing the subject site to similar properties that have been sold recently or are currently being offered on the market for sale. We have consulted local brokers, appraisers and data bases for recent sales of comparable properties within the subject area. Principals and/or the broker handling the sale were then contacted to obtain further information on the properties and transactions. The available market data was investigated, analyzed and compared to the subject.

In estimating the value of the site, price per square foot was used since local investors and brokers typically rely upon this method of analysis. The table on the facing page summarizes pertinent details of the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics. Details of each sale are located in the addenda.

The market sales used ranged in date from September 1993 to October 1994, in size from 26,825 to 152,460 square feet and have unadjusted sales prices from $1.03 for a current listing to $3.36 per square foot.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers.

FINANCING TERMS - All sales were reportedly cash transactions or financed at terms equivalent to cash.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 28

CONDITIONS OF SALE - None of the sales were found to include any abnormal conditions affecting the final sale price.

MARKET CONDITIONS - As discussed in the area analysis section of this report, the Poplar Bluff area has improved over the past few years. A lot of this can be explained by the increasing popularity of Branson, Missouri as a vacation destination, and the draw to Poplar Bluff which has been generated by the newly developed Wal Mart Superstore located at the south end of Highway 67. In addition to these factors, the economy as a whole has improved over the last year and a half since the recession of the early 1990s. With the improvement in the economy, coupled with the fact that vacant land along the Highway is becoming more and more scarce, the values for vacant land have increased over the past year. Sale 1 occurred in September of 1993, and therefore required a slight upward adjustment to make it more current as of the date of our valuation.

LOCATION - Sales 1 and 3 are both located along Highway 67, but they are further south of the Super 8 Motel. According to interviews which were conducted with local brokers and appraisers, the south end of the Highway is much more desirable for location, due to the fact that it is closer to the Wal Mart Superstore. This is the main shopping facility in Poplar Bluff, and draws people from all over the area to come shopping. The closer a site is to the Wal Mart Superstore, the more traffic flow it has, and thus the land is much more valuable. Sale 1 is now improved with a drive thru hamburger restaurant, and is located directly across the street from the Wal Mart Superstore, so a significant downward adjustment was made to this land sale for its superior location. Also, Sale 3 was adjusted downward for superior location, as it was also further south on the Highway and in a more developed area. Sale 2, as well as the current listing were both adjusted upward for their inferior locations. Sale 3 is located north of the Super 8 Motel and is on the outer fringe of where the core of the commercial development begins. The current listing is a small site which is located behind sale 2 and it does not have very good visibility from Highway 67. For this reason we made an upward adjustment to the asking price to reflect its inferior location.

SIZE - The larger the size of a property, the smaller the per unit price, and vice versa, assuming all other variables are constant. Sale 2 was significantly larger than the size of the site, and therefore required an upward adjustment for this category. Conversely, Sale 1 was smaller than the subject site, and required a downward adjustment for size.

ACCESS/FRONTAGE - We considered the significance and degree of road frontage, exposure, traffic and general activity in estimating the appropriate adjustment. Except for the current listing, all of the sites had superior access from Highway 67. The subject has access from Highway 67 via a shared entrance with the McDonald's Restaurant adjacent to it. There is a small service driveway which branches off of the main
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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 29
driveway to McDonald's and extends down to the site. However, the access can be confusing and cumbersome to newcomers, and it is not near as convenient as a direct curb cut leading into the property. Therefore, we have made a downward adjustment to sales 1, 2, and 3 to account for their superior access. Conversely, the current listing is located behind sale 2 and does not have access to Highway 67, therefore a significant upward adjustment was necessary.

ZONING/USE -All of the land sales which were analyzed in our report were zoned for commercial uses like the property being appraised, so no adjustments were necessary for this category.

SHAPE/TOPOGRAPHY - All sales were basically level and similar in shape. No adjustments were necessary.

The adjusted sales prices range from $1.80 to $2.10 per square foot. Based on our analysis, it is our opinion that the market value of the site as if vacant, as of December 1, 1994, is $2.00 per square foot, or as follows:

            74,445 square feet x $2.00/square foot   =   $148,890
                                          Rounded:       $149,000



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 30

                              COST APPROACH SUMMARY
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.
                                DECEMBER 1, 1994


Estimated Replacement Cost of the Improvements                               $  1,186,247
Less:     Physical Deterioration                                 20%             (237,249)
                                                                             -------------
Estimated Replacement Cost less Physical Deterioration                       $     948,998

Less:     Functional Obsolescence                                 0%                     0
          External Obsolescence                                   0%                     -
                                                                             -------------
Total Depreciated Replacement Cost of Improvements                           $     948,998

Plus:     Depreciated Value of Site Improvements                                    82,000
          Land Value                                                               149,000
                                                                             -------------
Total Depreciated Value of Real Estate                                       $   1,179,998

Plus:     Personal Property                                                        268,000
                                                                             -------------
 Value Estimate via the Cost Approach                                        $   1,447,998
       (NOT INCLUDING INTANGIBLE BUSINESS VALUE)                 Rounded     $   1,450,000


To this we must add an allowance for Intangible Business Value.   This is estimated
based on the difference between the income and cost approaches as follows:

Income Capitalization Approach Conclusion                                     $  2,160,000
Less:  Cost Approach Conclusion                                                  1,450,000
                                                                              ------------
Intangible Business Value                                                     $    710,000


Total Value Estimate via the Cost Approach                                    $  2,160,000
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

The following figures from the HVS Hotel Development Cost Survey are provided as a check to the reasonableness of the indicated intangible business value


                                                                 Low           High             Avg
                                                                 ----          ----             ---
Intangible Business Value/Room  -- (Economy/Standard)           $2,864         $8,004         $5,434
# of Rooms                                                          63             63             63
                                                                    --             --             --
Total Intangible Business Value Range                         $180,407       $504,242       $342,325


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 31

VALUATION OF IMPROVEMENTS

The most accurate method of estimating replacement cost is to obtain bids from contractors. In lieu of actually obtaining bids, we have estimated the replacement cost new using MARSHALL VALUATION SERVICE manual published by Marshall and Swift. A summary of the cost approach conclusions is located on the facing page. Following is a brief explanation of each component.

     ESTIMATE OF BUILDING REPLACEMENT COST

The Marshall Valuation Service calculator method, indicated a base construction cost of $49.75 per square foot of gross area for a Class D average quality construction motel. After refining for HVAC, elevators, and floor area-perimeter, and then applying current cost and local area multipliers, a base price of $44.90 per square foot was obtained. We added additional costs for canopies and the exterior wall mounted flood lights which totaled $25,050.

We then added an additional amount for soft costs not included in this figure. These costs include professional fees, property taxes and carrying costs during construction. The soft costs amounted to 7.00 percent of the total replacement cost new of the improvement or $70,550.

     ENTREPRENEURIAL PROFIT

Entrepreneurial profit is a necessary factor of production, without which a project would not be created. The appropriate level of entrepreneurial profit depends on the riskiness of the subject investment in relation to alternative investments of similar risks available in the market. It is our opinion that the appropriate level of entrepreneurial profit would be in the 5 percent to 15 percent range. We have selected 10 percent as an appropriate level for the subject or $107,840. This results in the following calculation:


                    Adjusted Base Cost x Area                 $982,807
                    + Additional costs                          25,050
                    + Soft Costs                                70,550
                                                                ------
                    Total Development Costs                 $1,078,407
                    Entrepreneurial Profit                     107,840
                                                            ----------
                    Estimated RCN                           $1,186,247


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 32

     DEPRECIATION

PHYSICAL DETERIORATION - Physical deterioration encompasses wear and tear which is evident during the field inspection, and typical wear associated with a building of this quality and use. We utilized the effective age-economic life method which estimates depreciation by dividing the effective age by its economic life. The actual age of the building is 9 years. Considering the current condition of the improvements, the effective age of the improvements is 7 years. Based on a useful life of 35 years, we arrived at an estimate of physical deterioration of 20 percent.

FUNCTIONAL OBSOLESCENCE - Functional obsolescence reflects impairment of operational capacity or efficiency, or simply the inability of a facility to perform adequately the function for which it is employed. In our opinion the property does not suffer from functional obsolescence under the replacement cost method.

EXTERNAL OBSOLESCENCE - External obsolescence is defined at the diminished utility of a structure due to negative influences from outside the site. The potential net income the property generates based on stabilized revenues and expenses supports the current development costs of a property similar to the subject less physical depreciation. Based on this analysis, the property does not suffer from external obsolescence.

     SITE IMPROVEMENTS

Site improvements consist primarily of asphalt and concrete paving, concrete sidewalks and curbs, signage, moderate landscaping, parking bumpers, and highway signage. The replacement cost of these items is estimated at $124,000. The depreciated cost is $82,000.


     PERSONAL PROPERTY

The cost estimate for furniture, fixtures and equipment was based on an industry standard for this type of property at $7,100 per room or $447,300. The depreciated cost of the personal property totals $268,000.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 33

     INTANGIBLE BUSINESS VALUE

The property requires that certain expenditures be made to ensure the proper operation and management of the hotel as a "going concern". For a new hotel, these items include pre-opening marketing and operating costs and the initial franchise fee. In addition to these costs is a component for goodwill which is a value created through a proven business operation above and beyond the initial costs. The intangible business value estimate was based on the difference between the income and cost approaches. This cost estimate was then checked against industry standards indicated by HVS, which do not include goodwill, for reasonableness. Details of this analysis is located on cost approach summary at the beginning of the "Valuation of the Improvements" section.

Management has been satisfied with the past performance and support from the Super 8 in terms of reservations and marketing. In addition, the property has done very well compared to the average limited service motel. Thus, it is reasonable to conclude there is intangible business value related to the business beyond the actual costs. We have calculated a business value of approximately $710,000. Details of this analysis are located on the Cost Approach Summary located in the beginning of this section.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 34

                         IMPROVED SALES ADJUSTMENT GRID
                         SUPER 8 MOTEL, POPLAR BLUFF, MO
                                DECEMBER 1, 1994




                             -----------------------------------------------------------------------------------------------------
                                          SUBJECT                SALE NO. 1              SALE NO. 2             SALE NO. 3
                             -----------------------------------------------------------------------------------------------------
                             -----------------------------------------------------------------------------------------------------
Property Name                         Super 8 Motel              Comfort Inn             Thrifty Inn        Motel 6  (Knights Inn)
Location                        2831 North Westwood     2889 Austin Peay Hwy       Macon Rd. at I-40          1860 Intertech Drive
City, State                       Poplar Bluff, Mo.              Memphis, TN             Memphis, TN        Fenton, MO (St. Louis)
Sale Price                                     ----                2,330,000               1,925,000                     2,200,000
Sale Price/Room                                ----                  $33,286                 $18,160                       $19,820
Adjustments
                             -----------------------------------------------------------------------------------------------------
   Property Rights Conveyed                                         Fee Simple   =         Fee Simple  =             Fee Simple   =
Adjusted Unit Sales Price                                              $33,286                $18,160                   $19,820
   Financing Terms                                                      Market   =             Market  =                 Market   =
Adjusted Unit Sales Price                                              $33,286                $18,160                   $19,820
   Conditions of  Sale                                                  Normal   =             Normal  =                 Normal   =
Adjusted Unit Sales Price                                              $33,286                $18,160                   $19,820
   Market Conditions                                                    Mar-92   +             Jan-92  +                 Sep-90   +
Adjusted Unit Sales Price                                              $39,943                $21,792                   $26,757
                             ------------------------------------------------------------------------------------------------------

Location/Physical Adjustments
                             ------------------------------------------------------------------------------------------------------
   Location                                   Highway                  Highway   +            Highway  +                Highway   +
   Number of Rooms                                 63                       70   =                106  +                    111   +
   Age/Condition                            1985/Good                1988/Good   -          1989/Good  -           1985/Average   =
   Quality of Construction                    Average                  Average   =      Below Average  +                Average   =
   Amenities                                  Limited                  Limited   =            Limited  =                Limited   -
   Occupancy                                      71%                      69%   =                81%  -                    60%   +
                             ------------------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                                              -                     +                          +
                                                             ----------------------------------------------------------------------

                                                             ----------------------------------------------------------------------
Adjusted Price/Room                                                    $37,900                $34,900                   $36,100
                                                             ----------------------------------------------------------------------
Minimum Adjusted Price:                       $34,900
Maximum Adjusted Price:                       $37,900
Mean Adjusted Price:                          $36,300

Concluded Price/Room                          $36,000
Concluded Value:                           $2,268,000
Rounded:                                   $2,270,000



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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 35

                            SALES COMPARISON APPROACH

The sales comparison approach is based upon the principle of substitution, which assumes that a prudent buyer will not pay more for a property than it would cost to purchase an equally desirable property, assuming no costly delay in making that substitution. The reliability of this approach is dependent upon there being an adequate volume of comparable sale data. In addition, the comparable sales must be "arm's length" and there must be no unusual conditions affecting the price paid. We conducted a search through real estate brokers, appraisers, and county records in order to determine what transactions had occurred over the past few years.

We collected data on 3 sales that were considered similar to the property. The unit of comparison used is price per room, chosen because it is standard for this type of property and generally gives reliable results. Prior to adjustment for differences due to market conditions, age/condition, etc., the sales ranged in price from $18,160 to $33,286 per room.

The table on the facing page summarizes the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics. Details of each sale are located in the Addenda. We attempted to verify the terms of each sale with the buyer, seller, broker or local reliable appraisers. We assumed normal conditions unless we were informed otherwise in terms of financing terms and conditions of sale.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers, therefore no adjustments were necessary for this category.

FINANCING TERMS - To the best of our knowledge, none of the sales involved atypical financing and were bought on terms which were considered cash equivalent. Therefore none of the sales required an adjustment for financing.

CONDITIONS OF SALE - To the best of our knowledge, there were no conditions associated with any of the sales which would be considered unusual or involving undue influences, so no adjustment was made for this category.

MARKET CONDITIONS - As discussed in the area section of the report, the Poplar Bluff area has shown signs of an improving economy, and an increase in the tourism industry due to the newly developed Wal Mart Superstore, and the increasing popularity of Branson, Missouri. In addition, the overall motel industry has


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 36
improved over the last year causing an increase in the number of buyers in the market. All of the sales analyzed occurred between 1990 and 1992 warranting upward adjustments.

LOCATION - The Super 8 Motel in Poplar Bluff, Missouri is a highway motel with immediate access off Highway 67. Additionally, it is located within 3 miles of the Wal Mart Superstore, which draws people from around the area. It also has two restaurants immediately adjacent to it, including a McDonald's Restaurant. The 3 other motel sales which we analyzed in our report didn't have the superior locational features as did the Super 8 Motel in Poplar Bluff, Missouri. We made an upward adjustment to each of the sales to reflect their inferior location compared to the property being appraised.

NUMBER OF ROOMS - Typically motel properties with more rooms sell for less per unit, and properties with fewer rooms sell for more per unit, all else being equal. Sales 2 and 3 both had more rooms than the Super 8 Motel, so an upward adjustment was made for the number of rooms category.

AGE/CONDITION - Sales 1 and 2 were both newer than the Super 8 Motel in Poplar Bluff, Missouri, and therefore required a slight downward adjustment for this category.

QUALITY OF CONSTRUCTION - The construction quality of the subject was superior to sale 2 which required a positive adjustment to reflect its inferior construction quality.

AMENITIES -All 3 of the sales which we analyzed were limited service motels which offered similar amenities to the Super 8 Motel in Poplar Bluff, Missouri. Sale 3 however had an outdoor pool and required a slight downward adjustment for this factor.

OCCUPANCY - We were able to obtain occupancy information on the comparable motels at the time they were sold. Sale 2 had superior occupancy when compared to the Super 8 Motel, so a downward adjustment was applied to its sale price. Sale 3 had inferior occupancy, so it was adjusted upward for this category.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 37

SUMMARY OF THE SALES COMPARISON APPROACH

After adjustments, the sales ranged in value from $34,900 to $37,900 per room with an average of $36,300 per room. Based on our analysis, it is our opinion that the market value of the subject property based on the sales comparison approach, as of December 1, 1994 is as follows:


                    63 rooms x $36,000 per room   =   $2,268,000
                                       Rounded:       $2,270,000



-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 38

                         INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date.

This approach requires an estimation of the net operating income of a property. The estimated net operating income is then converted to a value indication by use of the Direct Capitalization Method and/or the Discounted Cash Flow Method.

The direct capitalization method estimates the value of the subject property by dividing the net income for a typical year by an overall capitalization rate that is based on an analysis of the relationship between income and sales prices achieved from recent sales of properties similar to the subject and investor surveys. The direct capitalization method is most reliable when the income and expenses maintain a basic level of stability.

The discounted cash flow method estimates the value of the property by discounting the projected income stream over the holding period and the estimated reversionary value of the property at the end of the period, to a present value as of the date of valuation.

ESTIMATE OF PROJECTED REVENUE AND EXPENSES FOR HOLDING PERIOD - The first step involves projecting the income and expenses for the subject property over a projected holding period plus an additional year for purposes of estimating a reversion value. In our analysis, we project the property's income for a period of 10 years. The income for each of these years is estimated by projecting the actual occupancy and average daily room rate that will be achieved given foreseeable market conditions and normal management policies necessary to establish the market position of the property. Variances in occupancy and room rate are frequently caused by factors such as: the marketing time necessary to establish the presence of the subject property through advertising and repeat business; discounted room rates lower than room rates otherwise supportable to assist the initial marketing effort; temporary imbalance in local supply and demand characteristics that may lead to occupancies that are either higher or lower than those expected on a stabilized basis; and/or the entrance of new, competitive hotels, or the removal of older economically obsolete properties from the competitive supply. Expenses in some years of the projection period can vary from those in the typical year due to such factors as: higher initial administrative and general expenses because of the establishment of new ownership, new operating policies and training of new staff; higher marketing costs than normal to assist the initial marketing effort or meeting the effect of new competition; and variable property operating and maintenance expenses dependent on the age of the improvements.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 39

VALUATION OF THE ESTIMATED INCOME - The projected income stream reflects foreseeable market conditions that may cause the projected income stream to be greater than or less than a stabilized income stream. In addition to changes in market conditions that may impact the occupancy rate, the discounted cash flow method also considers the impact of inflation and appreciation on the expected room rates and operating expenses. The reversion value is estimated by capitalizing the last year of income by an appropriate overall rate to reflect an assumed sale of the property to another buyer at that time. The resulting cash flows and reversion value are discounted to an indication of value as of the date of valuation at a discount rate that reflects the durability, timing and riskiness of the cash flow stream in light of alternative investments currently available to investors.

CONCLUSION - The final step in this approach is to reconcile the conclusions of value reached by the direct capitalization and discounted cash flow methods.

MARKET AND SUBJECT OPERATING TRENDS

Our estimates of future operating results are primarily based on historical trends of the subject property and statistical data from THE HOST REPORT published by Arthur Andersen and Smith Travel Research, a publication providing operating results of full service hotels, limited service hotels and all suite hotels. The survey breaks these categories down further by various groupings. We have considered the following categories for comparison of ratios to total revenues from the limited service section of the Host Report.

     *    Chain Affiliated
     *    West North Central
     *    Under 75 rooms
     *    Highway
     *    1981-1986

We have compared the 1994 budget to THE HOST REPORT data as well as the property's actual operating history from 1991 to 1993. THE HOST REPORT data and a schedule of the property's operating history are located on the following page.


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                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 40

                      1993 HOST REPORT -- OPERATING RATIOS
                               (RATIO TO REVENUES)
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.
                                 LIMITED SERVICE


                                                                                Under
                                           Chain     West North Central       75 Rooms         Highway          1981-1986
-------------------------------------------------------------------------------------------------------------------------
Occupancy                                  69.9%                 66.8%          65.4%           66.7%            69.7%
Average Daily Rate                        $50.12                $47.26         $43.38          $45.16           $49.82
-------------------------------------------------------------------------------------------------------------------------

DEPARTMENTAL REVENUE:
-------------------------------------------------------------------------------------------------------------------------
     Rooms                                 94.7%                 95.2%          96.3%           94.7%            94.4%
     Telephone                              2.0%                  2.1%           2.2%            1.8%             1.6%
     Minor Operated Depts.                  1.1%                  1.3%           0.6%            0.9%             1.0%
     Rentals and Other                      2.2%                  1.4%           0.9%            2.6%             3.0%
                                            ----                  ----           ----            ----             ----
TOTAL REVENUE                             100.0%                100.0%         100.0%          100.0%           100.0%
-------------------------------------------------------------------------------------------------------------------------

DEPARTMENTAL EXPENSES
-------------------------------------------------------------------------------------------------------------------------
     Rooms                                 28.6%                 29.5%          26.6%           29.6%            29.4%
     Telephone                             70.4%                 74.9%         126.5%           84.2%            65.1%
     Other Departmental Exp.                0.7%                  0.8%           0.2%            0.5%             0.8%
                                            ----                  ----           ----            ----             ----
TOTAL DEPT. EXPENSES                       29.2%                 30.5%          28.6%           30.1%            29.6%
-------------------------------------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
-------------------------------------------------------------------------------------------------------------------------
     Rooms                                 71.4%                 70.5%          73.5%           70.4%            70.6%
     Telephone                             29.6%                 25.1%         -26.5%           15.9%            34.9%
     Other Departmental Profit              2.6%                  1.9%           1.3%            3.0%             3.2%
                                            ----                  ----           ----            ----             ----
GROSS OPER INCOME                          70.8%                 69.5%          71.4%           69.9%            70.4%
-------------------------------------------------------------------------------------------------------------------------

LESS GENERAL OPER EXPENSES
-------------------------------------------------------------------------------------------------------------------------
     Admin & General                       10.0%                 10.2%          10.0%           10.1%             9.5%
     Marketing                              4.7%                  5.8%           3.1%            4.0%             4.7%
     Franchise Fees                         2.3%                  2.5%           3.6%            2.0%             1.8%
     Energy                                 5.5%                  5.9%           7.2%            6.0%             5.0%
     Property Operations/Maint.             4.8%                  5.1%           6.0%            5.0%             4.4%
                                            ----                  ----           ----            ----             ----
TOTAL OPER EXPENSES                        27.3%                 29.5%          29.9%           27.1%            25.4%
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                               43.4%                 40.0%          41.6%           42.7%            44.9%
-------------------------------------------------------------------------------------------------------------------------

LESS OTHER EXPENSES
-------------------------------------------------------------------------------------------------------------------------
     Management Fee                         3.8%                  3.0%           3.6%            3.8%             4.4%
     Property Taxes                         4.3%                  5.5%           3.5%            3.9%             4.2%
     Insurance                              1.3%                  1.4%           1.5%            1.4%             1.3%
     Leases                                 0.3%                  0.5%           0.6%            0.2%             0.2%
-------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 41

                 OPERATING RESULTS -- HISTORICAL AND FORECASTED
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.



                                       Actual     % Of         Actual       % of       %                       % of        %
YEAR                                    1992      Rev.          1993        Rev.     Change        *1994       Rev.     Change
                                  --------------------------------------------------------------------------------------------
Occupancy                               69.4%                    71.5%                3.0%          71.2%                -0.4%
Average Daily Rate                     $33.35                   $34.00                1.9%         $35.51                 4.4%
# Rooms Occupied                       15,952                   16,436                3.0%         16,369                -0.4%
# Rooms Available                      22,995                   22,995                0.0%         22,995                 0.0%
                                  --------------------------------------------------------------------------------------------

DEPARTMENTAL REVENUE:
                                  --------------------------------------------------------------------------------------------
   Rooms                              531,938     97.2%        558,761     96.0%      5.0%        581,190     95.6%       4.0%
   Telephone                            6,441      1.2%         13,461      2.3%    109.0%         16,790      2.8%      24.7%
   Other Operating Revenues             8,773      1.6%          9,809      1.7%     11.8%          9,725      1.6%      -0.9%
                                  --------------------------------------------------------------------------------------------
TOTAL REVENUE                         547,152    100.0%        582,031    100.0%      6.4%        607,705    100.0%       4.4%
                                  --------------------------------------------------------------------------------------------

DEPARTMENTAL EXPENSES
                                  --------------------------------------------------------------------------------------------
   Rooms                              112,847     21.2%        127,070     22.7%     12.6%        123,359     21.2%      -2.9%
   Telephone                            9,231    143.3%         10,409     77.3%     12.8%         10,119     60.3%      -2.8%
                                  --------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES                  122,078     22.3%        137,479     23.6%     12.6%        133,478     22.0%      -2.9%
                                  --------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                                  --------------------------------------------------------------------------------------------
   Rooms                              419,091     78.8%        431,691     77.3%      3.0%        457,831     78.8%       6.1%
   Telephone                           -2,790    -43.3%          3,052     22.7%    209.4%          6,671     39.7%     118.6%
   Other Operating Revenues             8,773    100.0%          9,809    100.0%     11.8%          9,725    100.0%      -0.9%
                                  --------------------------------------------------------------------------------------------
GROSS OPERATING INCOME                425,074     77.7%        444,552     76.4%      4.6%        474,227     78.0%       6.7%
                                  --------------------------------------------------------------------------------------------

LESS GENERAL OPERATING EXPENSES
                                  --------------------------------------------------------------------------------------------
   Admin & General                     93,579     17.1%        117,405     20.2%     25.5%         85,330     14.0%     -27.3%
   Management Fees                     16,096      2.9%         29,018      5.0%     80.3%         30,031      4.9%       3.5%
   Marketing                           19,337      3.5%         19,852      3.4%      2.7%         24,721      4.1%      24.5%
   Property Operations/Maint.          38,607      7.1%         30,693      5.3%    -20.5%         31,965      5.3%       4.1%
   Energy                              22,713      4.2%         23,690      4.1%      4.3%         26,224      4.3%      10.7%
                                  --------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              190,332     34.8%        220,658     37.9%     15.9%        198,271     32.6%     -10.1%
                                  --------------------------------------------------------------------------------------------

                                  --------------------------------------------------------------------------------------------
HOUSE PROFIT                          234,742     42.9%        223,894     38.5%     -4.6%        275,956     45.4%      23.3%
                                  --------------------------------------------------------------------------------------------

LESS OTHER EXPENSES
                                  --------------------------------------------------------------------------------------------
   Property Taxes                       9,259      1.7%          9,099      1.6%     -1.7%         11,734      1.9%      29.0%
   Insurance                            8,640      1.6%          6,936      1.2%    -19.7%          8,502      1.4%      22.6%
   Leases                               7,500      1.4%          1,250      0.2%    -83.3%              0      0.0%    -100.0%
                                  --------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                   25,399      4.6%         17,285      3.0%   -31.95%         20,236      3.3%      17.1%
                                  --------------------------------------------------------------------------------------------

                                  --------------------------------------------------------------------------------------------
NET OPERATING INCOME                  209,343     38.3%        206,609     35.5%     -1.3%        255,720     42.1%      23.8%
                                  --------------------------------------------------------------------------------------------

LESS CAPITAL EXPENSES
                                  --------------------------------------------------------------------------------------------
   Reserves for Replacement            15,959      2.9%         17,410      3.0%      9.1%         18,019      3.0%       3.5%
                                  --------------------------------------------------------------------------------------------

                                  --------------------------------------------------------------------------------------------
NET CASH FLOW                         193,384     35.3%        189,199     32.5%     -2.2%        237,701     39.1%      25.6%
                                  --------------------------------------------------------------------------------------------

* 1994 income and expense amounts were calculated based upon 10 month actual Y-T-D information provided to us by the client, and then adding in the budgeted amounts per the 1994 budget for the months of Nov. and Dec.





-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 42

INCOME AND FORECAST ASSUMPTIONS

ROOMS DEPARTMENT - We have estimated room revenue using the occupancies and average daily room rates concluded on page 21 in the market study section of this report.

TELEPHONE REVENUE - This department is entirely driven by occupancy and guest dollars. Historically telephone revenue amounted to 1.2 - 2.8 percent of total revenue. During 1993 the Super 8 Motel began a policy of charging a flat $0.50 per day for opening up the phone lines whether or not any calls were actually made. This is the main reason behind the increase in the telephone revenue. Based on past percentages and our discussions with the management we believe the budgeted 2.8 percent is within a reasonable range given the new policy of charging a flat fee each day for opening the phone lines. We have projected a stabilized percentage of 2.8 percent in our analysis for this category.

OTHER OPERATING REVENUES - This category includes income generated from vending machine sales, pay per view movies, and medicine sales from a vending machine. Historically these revenues have accounted for 1.6 - 1.7 percent of total revenues generated. In our stabilized cash flow projection, we have allocated
1.4 percent of total income for this category.

EXPENSES ANALYSIS

In our forecast, most expenses are expressed as a percent of total revenue. However, the departmental expenses are expressed as a percentage of the corresponding revenue item which the expense is associated with. Insurance and real estate taxes are expressed as fixed expenses which are projected to grow with the inflation rate over the holding period analysis. These two expenses are fixed and not related to the amount of revenue which the property generates. In each case, we examined the historical ratios and compared them to those reported in the HOST REPORT. The following only highlights those expenses that required further discussion. The remaining, departmental expenses, general operating expenses and other expenses were considered reasonable and did not warrant further discussion.

ADMINISTRATIVE AND GENERAL - This expense has historically been 14.0 to 20.2 percent which is above average for this type of property. However, included in the administrative and general expense category, are expense items for royalty fees which are based upon approximately 4 percent of room sales. When you take this into consideration, the administrative and general expense category falls within industry ranges. In 1993 the expenses were higher than normal, and this was largely due to a larger than usual legal fee. In our stabilized year cash flow projection, we have projected 15 percent of total revenue for administrative



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 43
and general. This includes the royalty fee associated with the franchise, and is supported by the historical performance of the property.

MANAGEMENT FEE - According to our client, the properties will be charged a 3 percent management fee with a 10 percent incentive on cash flow. This equates to an approximate 3.3 percent management fee. The Host Report indicates a range in management fee, based on our identified categories, of 3.0 to 4.4 percent.
At the request of our client, we have applied a management fee of 3.3 percent through our projection period.

PROPERTY TAXES - Included in the property tax expense is real estate and personal property taxes. The property taxes are considered a fixed expense and are not related to the revenue which is generated at the property. It is typical to expect the property taxes to grow over time with the rate of inflation. In some years they could decrease due to declining market conditions or tax appeals, and in some years they can increase due to additional expenditures at the property or increases in the assessed value. Over the long term however, a 4 percent annual increase in the overall property taxes reflects the average rate of change for this expense item. In our cash flow analysis, we considered the actual property taxes, and grew this expense over at a constant 4 percent annual rate.

INSURANCE - The insurance policy for the Super 8 Motel is part of a blanket policy that covers the four other the Super 8 Motel Properties which are owned by All American Group Limited Partnership. This expense consists of workmen's compensation and property insurance. The insurance agent allocates a portion of the total expense to each property. The insurance policy is constantly monitored for expense levels, and the owners solicit bids every year from various insurance providers. Historically, this expense has amounted to between 1.2 - and 1.6 percent of the total revenues to the property, although this expense is a fixed amount and is not related to revenue levels. We have budgeted the insurance expense in our cash flow based upon historical levels and the breakdown which was provided to us by our client allocating the expense among the different properties. We assumed a constant 4 percent annual growth rate.

RESERVES FOR REPLACEMENT - It is typical for properties to include a reserve in their budget, for items which are expected to wear out and need repair or replacement, prior to the end of the remaining economic life of the building. After talking with the property manager on site, we were informed of items which would be repaired or replaced within the near future. While many of the costs for improvements have been incurred a few are still in the process of being completed or have yet to begin. With the Super 8 Motel, the amount and timing of the capital expenditures for these type of items are very dependent upon the franchise inspection which is performed periodically on the property. Many recent improvements have been made to the subject, including re-surfacing the parking lot, putting in new TV's, carpeting the interior, putting up


-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 44
new drapes, and more. However, the property management informed us that one of the main objectives of the owners, was to consistently receive favorable reviews from the inspections. In order to do this, it is expected that these periodic capital expenditures will be made on the property. We were not provided with any actual capital expenditure budgets for the property, but based our reserve for replacement upon 3 percent of the total revenues the property generates. This is a typical amount for this type of property.





-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 45

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                          DIRECT CAPITALIZATION METHOD
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.
                                DECEMBER 1, 1994

          Stabilized income
          Fiscal year ending
          November 30, 1995:                             $247,852

          Overall Capitalization Rate:                     11.50%
          Capitalized Income:                          $2,155,235

          Rounded to:                                  $2,160,000


-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 46

DIRECT CAPITALIZATION METHOD

The projected stabilized cash flow is on the following page. In order to estimate the value of the property by the Direct Capitalization Method, the estimated stabilized cash flow must be capitalized with an overall capitalization rate. This rate provides a rate of return of and on the investment through the relationship of net operating income to a hotel's sale price. The comparable sales used in this analysis indicated a capitalization rate range of 9.9 to 17.6 percent. While this provides us with a range of capitalization rates, these sales were all at least two years old, and don't necessarily reflect the current relationships between income and value which investors are using in their capitalization rates as of the date of the appraisal. In addition, the accuracy of these capitalization rates is questionable because we were unable to verify a majority of the income information. We have also consulted a hospitality investor survey published by Korpacz investor survey which indicated an average of 12.44 percent for an overall capitalization rate, and CB Commercial which indicated an average overall capitalization rate of 11.3 percent. While the desirability of hotel investment has been low in past years, the economy is improving, and the tourism and lodging industry in Miner/Sikeston show signs of improvement. The values overall are increasing in the limited service motel market, and investors are reporting lower capitalization rates as property prices are increasing relative to the income they generate. Based upon the above factors, we have chosen an overall rate of 11.5 percent. This lies at the lower end of the surveyed range, but reflects the fact that the values are going up for these types of properties due to increased demand by investors. As the competition increases for fewer and fewer of these types of properties, the required return on and of the investment (the capitalization rate) will go down. The conclusion of this method is on the facing page.


-------------------------------------------------------------------------------
                            ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 47

                     PROJECTED STABILIZED OPERATING RESULTS
                                FISCAL YEAR 1995
                  (DECEMBER 1, 1994 THROUGH NOVEMBER 30, 1995)
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.

                                                       %      % Change
                                        Stabilized  of Total    Actual
YEAR                                       FY 1995   Revenue   CY 1994
----                                -----------------------------------
Occupancy                                    71.0%               -0.3%
Average Daily Rate                          $37.00                4.2%
Occupied Rooms                              16,326               -0.3%
Room-nights Available                       22,995                0.0%
                                    -----------------------------------
DEPARTMENTAL REVENUE:
                                    -----------------------------------
  Rooms                                    604,079     95.8%      3.9%
  Telephone                                 17,656      2.8%      5.2%
  Other Operating Revenue                    8,828      1.4%     -9.2%
                                    -----------------------------------
TOTAL REVENUE                              630,562    100.0%      3.8%
                                    -----------------------------------

DEPARTMENTAL EXPENSES
                                    -----------------------------------
  Rooms                                    132,897     22.0%      7.7%
  Telephone                                 10,593     60.0%      4.7%
                                    -----------------------------------
TOTAL DEPT. EXPENSES                       143,491     22.8%      7.5%
                                    -----------------------------------

DEPARTMENTAL PROFIT
                                    -----------------------------------
  Rooms                                    471,181     78.0%      2.9%
  Telephone                                  7,062     40.0%      5.9%
  Other Operating Revenue                    8,828    100.0%     -9.2%
                                    -----------------------------------
GROSS OPER INCOME                          487,072     77.2%      2.7%
                                    -----------------------------------

LESS GENERAL OPER EXPENSES
                                    -----------------------------------
  Admin & General                           94,584     15.0%     10.8%
  Management Fees                           20,809      3.3%    -30.7%
  Marketing                                 23,331      3.7%     -5.6%
  Property Operations/Maint.                33,420      5.3%      4.6%
  Energy                                    27,114      4.3%      3.4%
                                    -----------------------------------
TOTAL OPER EXPENSES                        199,258     31.6%      0.5%
                                    -----------------------------------

                                    -----------------------------------
HOUSE PROFIT                               287,814     45.6%      4.3%
                                    -----------------------------------

LESS OTHER EXPENSES
                                    -----------------------------------
  Property Taxes                            12,203      1.9%      4.0%
  Insurance                                  8,842      1.4%      4.0%
  Leases                                         0      0.0%      0.0%
                                    -----------------------------------
TOTAL OTHER EXPENSES                        21,045      3.3%      4.0%
                                    -----------------------------------

                                    -----------------------------------
NET OPERATING INCOME                       266,769     42.3%      4.3%
                                    -----------------------------------

LESS CAPITAL EXPENSES
                                    -----------------------------------
  Reserves for Replacement                  18,917      3.0%      5.0%
                                    -----------------------------------

                                    -----------------------------------
NET CASH FLOW                              247,852     39.3%      4.3%
                                    -----------------------------------




--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 48

                               PROJECTED CASH FLOW
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.

                              Projected YE             Projected YE             Projected YE           Projected YE
YEAR                            12/30/95         %       12/30/96       %         12/30/97     %         12/30/98           %
                           -------------------------------------------------------------------------------------------------------

Occupancy                          71.0%                    71.0%                   71.0%                     71.0%
Average Daily Rate                $37.00                   $38.48                  $40.02                    $41.62
# Rooms Occupied                  16,326                   16,326                  16,326                    16,326
Room-Nights Available             22,995                   22,995                  22,995                    22,995
                           -------------------------------------------------------------------------------------------------------
ADR Growth Rate                                             4.00%                   4.00%                     4.00%
                                                      ----------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                           -------------------------------------------------------------------------------------------------------
   Rooms                         604,079      95.8%       628,242     95.8%       653,371      95.8%        679,506       95.8%
   Telephone                      17,656       2.8%        18,362      2.8%        19,096       2.8%         19,860        2.8%
   Other Operating Revenues        8,828       1.4%         9,181      1.4%         9,548       1.4%          9,930        1.4%
                           -------------------------------------------------------------------------------------------------------
TOTAL REVENUE                    630,562     100.0%       655,785    100.0%       682,016     100.0%        709,297      100.0%
                           -------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Rooms                         132,897      22.0%       138,213     22.0%       143,742      22.0%        149,491       22.0%
   Telephone                      10,593      60.0%        11,017     60.0%        11,458      60.0%         11,916       60.0%
                           -------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES             143,491      22.8%       149,230     22.8%       155,200      22.8%        161,408       22.8%
                           -------------------------------------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                           -------------------------------------------------------------------------------------------------------
   Rooms                         471,181      78.0%       490,029     78.0%       509,630      78.0%        530,015       78.0%
   Telephone                       7,062      40.0%         7,345     40.0%         7,639      40.0%          7,944       40.0%
   Other Operating Revenues        8,828     100.0%         9,181    100.0%         9,548     100.0%          9,930      100.0%
                           -------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME           487,072      77.2%       506,554     77.2%       526,817      77.2%        547,889       77.2%
                           -------------------------------------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Admin & General                94,584      15.0%        98,368     15.0%       102,302      15.0%        106,395       15.0%
   Management Fees                20,809       3.3%        21,641      3.3%        22,507       3.3%         23,407        3.3%
   Marketing                      23,331       3.7%        24,264      3.7%        25,235       3.7%         26,244        3.7%
   Property Operations/Maint.     33,420       5.3%        34,757      5.3%        36,147       5.3%         37,593        5.3%
   Energy                         27,114       4.3%        28,199      4.3%        29,327       4.3%         30,500        4.3%
                           -------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES         199,258      31.6%       207,228     31.6%       215,517      31.6%         224,138      31.6%
                           -------------------------------------------------------------------------------------------------------

                           -------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     287,814      45.6%       299,326     45.6%       311,299      45.6%        323,751       45.6%
                           -------------------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Property Taxes                 12,203       1.9%        12,691      1.9%        13,199       1.9%         13,727        1.9%
   Insurance                       8,842       1.4%         9,196      1.4%         9,564       1.4%          9,946        1.4%
   Leases                              0       0.0%             0      0.0%             0       0.0%              0        0.0%
                           -------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE               21,045       3.3%        21,887      3.3%        22,762       3.3%         23,673        3.3%
                           -------------------------------------------------------------------------------------------------------

                           -------------------------------------------------------------------------------------------------------
NET OPERATING INCOME             266,769      42.3%       277,440     42.3%       288,537      42.3%        300,079       42.3%
                           -------------------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Reserves for Replacement       18,917       3.0%        19,674      3.0%        20,460       3.0%         21,279        3.0%
                           -------------------------------------------------------------------------------------------------------

                           -------------------------------------------------------------------------------------------------------
NET CASH FLOW                    247,852      39.3%       257,766     39.3%       268,077      39.3%        278,800       39.3%
                           -------------------------------------------------------------------------------------------------------

                              Projected YE             Projected YE             Projected YE           Projected YE
YEAR                            12/30/99         %       12/30/00       %         12/30/01     %          12/30/02          %
                           -------------------------------------------------------------------------------------------------------
Occupancy                          71.0%                    71.0%                   71.0%                     71.0%
Average Daily Rate                $43.28                   $45.02                  $46.82                    $48.69
# Rooms Occupied                  16,326                   16,326                  16,326                    16,326
Room-Nights Available             22,995                   22,995                  22,995                    22,995
                           -------------------------------------------------------------------------------------------------------
ADR Growth Rate                    4.00%                    4.00%                   4.00%                     4.00%
                           -------------------------------------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                           -------------------------------------------------------------------------------------------------------
   Rooms                         706,687      95.8%       734,954     95.8%       764,352      95.8%        794,926       95.8%
   Telephone                      20,655       2.8%        21,481      2.8%        22,340       2.8%         23,234        2.8%
   Other Operating Revenues       10,327       1.4%        10,740      1.4%        11,170       1.4%         11,617        1.4%
                           -------------------------------------------------------------------------------------------------------
TOTAL REVENUE                    737,669     100.0%       767,175    100.0%       797,862     100.0%        829,777      100.0%
                           -------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Rooms                         155,471      22.0%       161,690     22.0%       168,157      22.0%        174,884       22.0%
   Telephone                      12,393      60.0%        12,889     60.0%        13,404      60.0%         13,940       60.0%
                           -------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES             167,864      22.8%       174,578     22.8%       181,562      22.8%        188,824       22.8%
                           -------------------------------------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                           -------------------------------------------------------------------------------------------------------
   Rooms                         551,216      78.0%       573,264     78.0%       596,195      78.0%        620,043       78.0%
   Telephone                       8,262      40.0%         8,592     40.0%         8,936      40.0%          9,294       40.0%
   Other Operating Revenues       10,327     100.0%        10,740    100.0%        11,170     100.0%         11,617      100.0%
                           -------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME           569,805      77.2%       592,597     77.2%       616,301      77.2%        640,953       77.2%
                           -------------------------------------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Admin & General               110,650      15.0%       115,076     15.0%       119,679      15.0%        124,467       15.0%
   Management Fees                24,343       3.3%        25,317      3.3%        26,329       3.3%         27,383        3.3%
   Marketing                      27,294       3.7%        28,385      3.7%        29,521       3.7%         30,702        3.7%
   Property Operations/Maint.     39,096       5.3%        40,660      5.3%        42,287       5.3%         43,978        5.3%
   Energy                         31,720       4.3%        32,989      4.3%        34,308       4.3%         35,680        4.3%
                           -------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES         233,103      31.6%       242,427     31.6%       252,125      31.6%        262,210       31.6%
                           -------------------------------------------------------------------------------------------------------
                          -------------------------------------------------------------------------------------------------------
HOUSE PROFIT                     336,701      45.6%       350,170     45.6%       364,176      45.6%        378,743       45.6%
                           -------------------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Property Taxes                 14,276       1.9%        14,847      1.9%        15,441       1.9%         16,058        1.9%
   Insurance                      10,344       1.4%        10,758      1.4%        11,188       1.4%         11,635        1.4%
   Leases                              0       0.0%             0      0.0%             0       0.0%              0        0.0%
                           -------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE               24,620       3.3%        25,604      3.3%        26,629       3.3%         27,694        3.3%
                           -------------------------------------------------------------------------------------------------------

                           -------------------------------------------------------------------------------------------------------
NET OPERATING INCOME             312,082      42.3%       324,565     42.3%       337,548      42.3%        351,050       42.3%
                           -------------------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                           -------------------------------------------------------------------------------------------------------
   Reserves for Replacement       22,130       3.0%        23,015      3.0%        23,936       3.0%         24,893        3.0%
                           -------------------------------------------------------------------------------------------------------

                           -------------------------------------------------------------------------------------------------------
NET CASH FLOW                    289,952      39.3%       301,550     39.3%       313,612      39.3%        326,156       39.3%
                           --------------------------------------------------------------------------------------------------------

                              Projected YE             Projected YE             Projected YE
YEAR                            12/30/99        %        12/30/00       %         12/30/01      %
                           ----------------------------------------------------------------------------
Occupancy                          71.0%                    71.0%                   71.0%
Average Daily Rate                $50.64                   $52.66                  $54.77
# Rooms Occupied                  16,326                   16,326                  16,326
Room-Nights Available             22,995                   22,995                  22,995
                           ----------------------------------------------------------------------------
ADR Growth Rate                    4.00%                    4.00%                   4.00%
                           ----------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                           ----------------------------------------------------------------------------
   Rooms                         826,723      95.8%       859,792     95.8%       894,184      95.8%
   Telephone                      24,163       2.8%        25,130      2.8%        26,135       2.8%
   Other Operating Revenues       12,082       1.4%        12,565      1.4%        13,067       1.4%
                           ----------------------------------------------------------------------------
TOTAL REVENUE                    862,968     100.0%       897,487    100.0%       933,386     100.0%
                           ----------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                           ----------------------------------------------------------------------------
   Rooms                         181,879      22.0%       189,154     22.0%       196,720      22.0%
   Telephone                      14,498      60.0%        15,078     60.0%        15,681      60.0%
                           ----------------------------------------------------------------------------
TOTAL DEPT. EXPENSES             196,377      22.8%       204,232     22.8%       212,401      22.8%
                           ----------------------------------------------------------------------------
DEPARTMENTAL PROFIT
                           ----------------------------------------------------------------------------
   Rooms                         644,844      78.0%       670,638     78.0%       697,463      78.0%
   Telephone                       9,665      40.0%        10,052     40.0%        10,454      40.0%
   Other Operating Revenues       12,082     100.0%        12,565    100.0%        13,067     100.0%
                           ----------------------------------------------------------------------------
GROSS OPERATING INCOME           666,591      77.2%       693,255     77.2%       720,985      77.2%
                           ----------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                           ----------------------------------------------------------------------------
   Admin & General               129,445      15.0%       134,623     15.0%       140,008      15.0%
   Management Fees                28,478       3.3%        29,617      3.3%        30,802       3.3%
   Marketing                      31,930       3.7%        33,207      3.7%        34,535       3.7%
   Property Operations/Maint.     45,737       5.3%        47,567      5.3%        49,469       5.3%
   Energy                         37,108       4.3%        38,592      4.3%        40,136       4.3%
                           ----------------------------------------------------------------------------
TOTAL OPERATING EXPENSES         272,698      31.6%       283,606     31.6%       294,950      31.6%
                           ----------------------------------------------------------------------------

                           ----------------------------------------------------------------------------
HOUSE PROFIT                     393,893      45.6%       409,649     45.6%       426,035      45.6%
                           ----------------------------------------------------------------------------

LESS OTHER EXPENSES
                           ----------------------------------------------------------------------------
   Property Taxes                 16,701       1.9%        17,369      1.9%        18,063       1.9%
   Insurance                      12,101       1.4%        12,585      1.4%        13,088       1.4%
   Leases                              0       0.0%             0      0.0%             0       0.0%
                           ----------------------------------------------------------------------------
TOTAL OTHER EXPENSE               28,802       3.3%        29,954      3.3%        31,152       3.3%
                           ----------------------------------------------------------------------------

                           ----------------------------------------------------------------------------
NET OPERATING INCOME             365,092      42.3%       379,695     42.3%       394,883      42.3%
                           ----------------------------------------------------------------------------

LESS CAPITAL EXPENSES
                           ----------------------------------------------------------------------------
   Reserves for Replacement       25,889       3.0%        26,925      3.0%        28,002       3.0%
                           ----------------------------------------------------------------------------

                           ----------------------------------------------------------------------------
NET CASH FLOW                    339,203      39.3%       352,771     39.3%       366,881      39.3%
                           ----------------------------------------------------------------------------


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 49

DISCOUNTED CASH FLOW METHOD

The projected cash flow for the property is presented on the facing page. In order to complete the valuation of the property using the Discounted Cash Flow Approach, we present our analysis of an appropriate discount rate and capitalization rate, calculate the reversion value of the property at the end of the holding period, and present the conclusions of value.

REVERSION CAPITALIZATION RATE - Terminal capitalization rates are typically higher than "going-in" capitalization rates due to the risk associated with the passage of time and uncertainty into the future. The following table summarizes terminal capitalization rate ranges for limited service hotels as indicated by two investor surveys.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                 Summary Of Terminal Capitalization Rate Ranges
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Publication                     Publication Date    Low      High    Average
-----------                     ----------------    ---      ----    -------
CB Commercial Investor Survey     2nd Qtr 1994     10.00%   14.00%   12.00%
Korpacz Investor Survey           2nd Qtr 1994     10.00%   16.00%   12.54%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


After considering the future risks of operations in a property similar to the subject, such as the property's age and condition, we have concluded with a terminal capitalization rate of 12 percent. This rate will be used to capitalize the 11th year income estimate into a reversionary value for the subject property.

DISCOUNT RATE - Discount rates vary according to investor requirements, investor motivations, property characteristics, and market conditions. For this reason we reviewed various interest rates as follows:

     T-Notes - 10 year                  8.20%
     Corporate Bonds - High Quality     8.23%
     Corporate Bonds - Medium Quality   8.53%
     Conventional Fixed Rate Mortgage   8.15%
     Prime Rate                         8.50%
     Source:  Wall Street Journal - December 1, 1994

While interest rates overall have decreased in the past few years, they are on the rise again as the Federal Reserve has raised interest rates several times in 1994. Interest rates generally move together, and therefore the required rate of return on investments increases with the returns available on alternative assets. The returns required on real estate investments are no exception to this, and the discount rates required by investors for hotels has gone up with the rise in other interest rates. Several national organizations periodically survey real estate investors for discount rate information on limited service hotels.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 50

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                           DISCOUNTED CASH FLOW METHOD
                        SUPER 8 MOTEL, POPLAR BLUFF, MO.
                                DECEMBER 1, 1994

Discount Rate:                          15.00%
Terminal Capitalization Rate:           12.00%
Sales cost:                              3.00%

                                      ---------------------------------------------------------------------------------------------
Fiscal Year (December 1
 through November 30)                     1995           1996           1997           1998           1999        2000        2001
                                      ---------------------------------------------------------------------------------------------
Income                                $247,852       $257,766       $268,077       $278,800       $289,952    $301,550    $313,612
+ Reversion
Total                                 $247,852       $257,766       $268,077       $278,800       $289,952    $301,550    $313,612
x Discount Factor                       0.8696         0.7561         0.6575         0.5718         0.4972      0.4323      0.3759
                                        ------         ------         ------         ------         ------      ------      ------
PV of Cash Flow & Reversion           $215,523       $194,908       $176,265       $159,405       $144,157    $301,368    $117,898
                                      ---------------------------------------------------------------------------------------------




                                      ------------------------------------------------------------
Fiscal Year (December 1
 through November 30)                     2002           2003           2004           2005
                                      ------------------------------------------------------------
Income                                $326,156       $339,203       $352,771       $366,881
+ Reversion                                                        2,965,625
                                                                   ---------
Total                                 $326,156       $339,203     $3,318,396
x Discount Factor                       0.3269         0.2843         0.2472
                                        ------         ------         ------
PV of Cash Flow & Reversion           $106,621        $96,423       $820,257
                                      ------------------------------------------------------------

Total Present Value:                $2,161,825

Rounded to:                         $2,160,000



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 51

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                        Summary Of Discount Rate Surveys
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                          Discount Rates
-------------------------------------------------------------------------------
Publication                     Publication Date    Low     High      Average
-----------                     ----------------    ---     ----      -------
CB Commercial Investor Survey      2nd Qtr 1994    8.00%    17.00%    12.90%
Korpacz Investor Survey            2nd Qtr 1994   11.00%    20.00%    15.58%
PKF Investor Survey                4th Qtr 1993   12.00%    20.00%    16.50%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


The subject's ADR and occupancy have steadily increased each year since 1991. However, one of the main competitors of the Super 8 Motel (The Thrifty Inn) is undergoing significant renovations and will be reopening as a Pear Tree Inn by Drury. The Drury Corporation has a very strong name presence in the southeast part of Missouri, and there is a good possibility that with the remodeling of this competitor, the Super 8 Motel might lose some of its business to the remodeled Pear Tree Inn by Drury. Therefore there is some amount of risk involved in the projected occupancy levels and average daily rates. For these reasons, and the fact that required discount rates have increased recently with other interest rates, we have chosen a discount rate of 15 percent to use in our analysis.

REVERSION VALUE - The reversion value at the end of the 10th full year of the holding period is based on the 11th year cash flow capitalized using a terminal capitalization rate of 12 percent. We have deducted an amount equal to 3 percent of the total reversion value to represent the costs of sale upon the reversion.

The discounted cash flow calculation is presented on the facing page. As shown, the fee simple value indicated by the discounted cash flow method is $2,160,000.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 52

CONCLUSION OF THE INCOME CAPITALIZATION APPROACH

With anticipated changes in market conditions, buyers and sellers of this type of property consider the discounted cash flow technique, in addition to the direct capitalization method of valuation. In this case, the occupancy and average daily rate levels at the Super 8 Motel are at levels which we consider stabilized. Most of the expenses associated with the Super 8 Motel have shown signs of consistency in relationship to revenue levels. Those expense items which varied considerably were accounted for and forecast in our projected cash flow. The cash flow takes into account expectations of changes in expense levels, income streams, appreciation and capital expenditures. The direct capitalization method supports the value indication derived by using a discounted cash flow technique. We estimated the final value via the income capitalization approach placing equal emphasis on both methods. We estimate the value by the income capitalization approach, as of December 1, 1994, at $2,160,000.



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 53

                     RECONCILIATION AND FINAL VALUE ESTIMATE
The results of the three approaches to value are as follows:

     Cost Approach                                     $2,160,000
     Sales Comparison Approach                         $2,270,000
     Income Capitalization Approach                    $2,160,000
          DIRECT CAPITALIZATION                        $2,160,000
          DISCOUNTED CASH FLOW                         $2,160,000

The three approaches to value are utilized whenever possible in order to provide a check whereby all factors are considered in each approach. Inherent in each approach is an interpretation of market conditions as they affect the subject property. If only one approach is used, a factor may be overlooked or misinterpreted. The quality and the quantity of the data in each approach has been considered, along with the relevancy of each to the subject.

The cost approach relies on the proposition that the market value of the property is no more than the cost of producing a substitute with the same utility as the subject. Our estimate under the cost approach assumed fee simple interest as a going concern. The approach is reasonably accurate in establishing replacement cost, but less so in establishing physical deterioration and functional and external obsolescence, especially for older buildings. The cost approach was only used as a check to the reasonableness of the income capitalization approach.

The sales comparison approach reflects the behavior of buyers and sellers transferring property. Buyers and sellers of hotels compare properties that have sold and those that are offered for sale in the marketplace so they pay no more than the least amount that a prudent seller would accept. This approach relies heavily on the availability of sale data and the willingness of buyers and/or sellers to reveal details of the transactions. Data on limited service hotel sales which had occurred recently and were within the geographic region of the Poplar Bluff the Super 8 Motel were difficult to find. In addition, buyers and/or sellers were not willing to divulge all of the pertinent facts relating to the sales we did find. The sales we analyzed were a couple of years old, and needed adjustments to bring them up to the date of the appraisal. Therefore, little to no consideration was given to this approach.

The income capitalization approach is generally regarded as the most reliable technique for estimating the value of an income producing property. This approach primarily emphasizes the economic productivity of the asset. It is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 54
purchaser-investor would pay for the right to receive them as of the valuation date. In addition, we estimated the stabilized years income and capitalized it into an indication of value based upon a capitalization rate supported by industry surveys of investors in this type of property. In this case we have considered both the direct capitalization method, and the discounted cash flow method to valuation

Based on the three approaches to value, with primary consideration given to the income capitalization approach, we estimate that the fee simple interest in the subject property as a going concern, as of December 1, 1994, was:

                 TWO MILLION ONE HUNDRED SIXTY THOUSAND DOLLARS
                                   $2,160,000


The allocation for real property, personal property and business value is as follows:

     Real Property:                     $1,182,000
     Personal Property:                    268,000
     Business Value:                       710,000
                                        ----------
     Total:                             $2,160,000


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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 55

                                     ADDENDA

                                   - Definitions
                                   - Legal Description
                                   - Land Sales
                                   - Site Plan
                                   - Improved Sales
                                   - Property Photographs



--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 56

DEFINITIONS

(Except as noted, all definitions are as cited in THE APPRAISAL OF REAL ESTATE, Tenth Edition, Chicago: Appraisal Institute, 1992.)

HIGHEST AND BEST USE:         The reasonably probable and legal use of vacant
                              land or an improved property, which is physically possible, appropriately supported, financially feasible, and results in the highest value.

MARKET VALUE:                 The most probable price, as of a specified date,
                              in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self-interest, and assuming that neither is under undue duress.

USE VALUE:                    The value a specific property has for a specific
                              use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale.

GOING-CONCERN VALUE:          The value of a proven property operation.  It
                              includes the incremental value associated with the business concern, which is distinct from the value of the real estate only.

REPLACEMENT COST NEW:         The estimated cost to construct, at current prices
                              as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

REPRODUCTION COST NEW:        The estimated cost to construct, at current prices
                              as of the effective appraisal date, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship, and embodying all the deficiencies, superadequacies, and obsolescence of the subject building.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 57

ACCRUED DEPRECIATION:         The difference between the reproduction or
                              replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date.

PHYSICAL DETERIORATION:       A reduction in utility resulting from an
                              impairment of physical condition.

FUNCTIONAL OBSOLESCENCE:      An impairment of the functional capacity of a
                              property or building according to market tastes and standards.

EXTERNAL OBSOLESCENCE:        The diminished utility of a structure due to
                              negative influences emanating from outside the building.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 58

--------------------------------------------------------------------------------
                                LEGAL DESCRIPTION

The following is the legal description of the property:

All that part of the Northwest Quarter (1/4) of the Southeast Quarter (1/4) of
Section 29, Township 25 North, Range 6 East of the Fifth Principal Meridian, Butler County, Missouri, which is described as follows: From the Northeast Corner of said North-west Quarter of the Southeast Quarter, measure South 00 degrees 58 minutes West along and with the East line of said Quarter-Quarter Section a distance of 20.0 feet to the South 89 degrees 47 minutes West along and with the right-of-way line a distance of 50.0 feet to the POINT OF BEGINNING; thence, South 00 degrees 58 minutes West a distance of 200.0 feet; thence, North 00 degrees 58 minutes East a distance of 200 feet to the South right-of-way line of said Oak Grove Road; thence, North 89 degrees 47 minutes East a distance of 84.9 feet to the POINT OF BEGINNING; containing 16,976 square feet, subject to any utility easements.




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[ARTHUR ANDERSEN LLP LOGO]                      Poplar Bluff   Legal Description
--------------------------------------------------------------------------------

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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 59

LAND SALE  1 -



IDENTIFICATION


Address:                                     South Highway 67
City, County, State:                         Poplar Bluff, Butler, Missouri

TRANSACTION DATA

Grantor:                                     George K. Boatner
Grantee:                                     Keith Hutson
Deed:                                        Book 758, Page 567
Date of Sale:                                September, 1993
Sale Price:                                  $90,000
Price / Square Foot:                         $3.36
Financing:                                   Cash to Seller

PHYSICAL DATA

Land Area:                                   26,825 square feet
Utilities:                                   All available
Zoning:                                      Commercial


CONFIRMATION:                                Karen Bowen-Local Broker

REMARKS:                                     The sale was located across the
                                             street from the new Wal Mart
                                             Superstore.  It is currently
                                             improved with a drive thru
                                             hamburger restaurant.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 60

LAND SALE  2 -


IDENTIFICATION


Address:                                     US 67 & Oak Grove
City, County, State:                         Poplar Bluff, Butler, Missouri

TRANSACTION DATA

Grantor:                                     Billie Ramsey
Grantee:                                     Phillips Investments, Inc.
Deed:                                        Book 772, Page 630
Date of Sale:                                October, 1994
Sale Price:                                  $200,000
Price / Square Foot:                         $1.31
Financing:                                   Cash to Seller

PHYSICAL DATA

Land Area:                                   152,460 square feet
Utilities:                                   All available
Zoning:                                      Commercial

CONFIRMATION:                                Karen Bowen - Local Broker

REMARKS: The sale was located at the intersection of Oak Grove Road and Highway 67. It is going to be improved with a restaurant.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 61

LAND SALE  3 -


IDENTIFICATION


Address:                                     North US 67
City, County, State:                         Poplar Bluff, Butler, Missouri

TRANSACTION DATA

Grantor:                                     Harry and Vivian Blackwell
Grantee:                                     Commerce Bank
Deed:                                        Book 772, Page 303
Date of Sale:                                September, 1994
Sale Price:                                  $210,000
Price / Square Foot:                         $3.21
Financing:                                   Cash to Seller

PHYSICAL DATA

Land Area:                                   65,340 square feet
Utilities:                                   All available
Zoning:                                      Commercial


CONFIRMATION:                                Karen Bowen - Local Broker

REMARKS: The sale was located in front of a furniture store along the east side of north Highway 67. It is a small outlot which is going to be improved with a Commerce Bank.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 62

CURRENT LISTING



IDENTIFICATION


Address:                                     Highway 67 & Oak Grove Road
City, County, State:                         Poplar Bluff, Butler, Missouri

TRANSACTION DATA

Owner:                                       Billie Ramsey
Date of Sale:                                Current Listing
Asking Price:                                $56,000
Price / Square Foot:                         $1.03
Financing:                                   N/A

PHYSICAL DATA

Land Area:                                   54,450 square feet
Utilities:                                   All available
Zoning:                                      Commercial


CONFIRMATION:                                Karen Bowen - Local Broker

REMARKS: The sale was located behind Land Sale 2, and was only offered for sale after the adjacent land (Land Sale 2) was sold. This piece of land does not have frontage along Highway 67.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 63

[Graph Description]:                         Poplar Bluff Floor
                                             Plan Showing


--------------------------------------------------------------------------------
                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 64

IMPROVED SALE  1--COMFORT INN



Property Address:                            2889 Austin Peay
                                             Memphis, TN


TRANSACTION DATA
Date of Sale:                                March 1992
Grantor:                                     Sunburst Bank
Grantee:                                     Rick Patel
Property Rights Transferred:                 Fee Simple
Sale Price:                                  $2,440,000
Cash Equivalent Sales Price:                 $2,330,000
Sales Price/Room:                            $32,286

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     Seller provided a loan in the
                                             amount of $1,850,000 at 9%
                                             amortized over 15 years
PHYSICAL FEATURES:
Year Completed:                              1988
Number of Units:                             70
Property Description:                        Masonry construction, average
                                             condition consisting of singles,
                                             doubles, and suites

CONFIRMATION                                 Confirmed with the manager of the
                                             motel

REMARKS At the time of the sale the property was 69 percent occupied, and sold at an OAR of 9.9%



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 65

IMPROVED SALE  2--THRIFTY INN



Property Address:                            Macon Road at I-40
                                             Memphis, TN


TRANSACTION DATA
Date of Sale:                                January 1992
Grantor:                                     St. Louis Investment Properties,
                                             Inc.
Grantee:                                     Hotel Enterprises Limited
                                             Partnership, #1
Property Rights Transferred:                 Fee Simple
Sale Price:                                  $2,025,000
Cash Equivalent Sales Price:                 $1,925,000
Sales Price/Room:                            $18,160

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     Seller holds a non-recourse loan of
                                             $1,725,000 at 9% on a 25 year
                                             amortization schedule with a 5
                                             year call

PHYSICAL FEATURES:
Year Completed:                              1989
Number of Units:                             106
Property Description:                        Frame and pre-fabricated consisting
                                             of singles, doubles, and studio
                                             types

CONFIRMATION                                 Southwest Hospitality Management
                                             (Part of General Partnership) -
                                             Owner & Manager

REMARKS Hotel had an 81% occupancy at time of sale. The reported capitalization rate was 17.6 percent.



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 66

IMPROVED SALE  3--MOTEL 6



Property Address:                            1860 Intertech Drive
                                             Fenton, MO


TRANSACTION DATA
Date of Sale:                                September 1990
Grantor:                                     Mellon Bank
Grantee:                                     Motel 6 Operating L.P.
Property Rights Transferred:                 Fee Simple
Sale Price:                                  $2,200,000
Cash Equivalent Sales Price:                 $2,200,000

Sales Price/Room:                            $19,820

Personal Property Included in Sales Price:   Yes
Financing/Terms of Sale:                     At market


PHYSICAL FEATURES:
Year Completed:                              1985
Number of Units:                             111
Property Description:                        1 story with brick and concrete
                                             exterior, painted drywall interior

CONFIRMATION                                 Buyer

REMARKS                                      Amenities include an outdoor pool.
                                             The reported OAR was 16.5%



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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 67

                           [COLOR PHOTOGRAPHS SHOWING
                             THE MAIN ENTRANCE AND A
                               TYPICAL GUEST ROOM]




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                             ARTHUR ANDERSEN LLP - REAL ESTATE SERVICES GROUP 68